Exhibit 10.7

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                             CREDIT AGREEMENT


                                   among


                          STRAWBRIDGE & CLOTHIER,

                          THE BANKS PARTY HERETO


                                    and


                      PNC BANK, NATIONAL ASSOCIATION,
                          as Administrative Agent


                           CORESTATES BANK, N.A.
                                    and
                        FIRST FIDELITY BANK, N.A.,
                               as Co-Agents


                       Dated as of November 21, 1995



                       $100,000,000 CREDIT FACILITY

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                             TABLE OF CONTENTS
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SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . 22

SECTION 2.  THE CREDIT FACILITIES. . . . . . . . . . . . . . . . . . . . 23
    2.1   Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . 23
    2.2   Committed Borrowing Procedure. . . . . . . . . . . . . . . . . 23
    2.3   Competitive Bid Procedure. . . . . . . . . . . . . . . . . . . 24
    2.4   Committed Loans and Competitive Loans. . . . . . . . . . . . . 27
    2.5   Refinancings . . . . . . . . . . . . . . . . . . . . . . . . . 28
    2.6   L/C Commitment . . . . . . . . . . . . . . . . . . . . . . . . 29
    2.7   Procedure for Issuance of Letters of Credit. . . . . . . . . . 30
    2.8   L/C Fees, Commissions and Other Charges. . . . . . . . . . . . 30
    2.9   L/C Participations . . . . . . . . . . . . . . . . . . . . . . 31
    2.10  Reimbursement Obligation of the Company. . . . . . . . . . . . 32
    2.11  Obligations Absolute . . . . . . . . . . . . . . . . . . . . . 33
    2.12  Letter of Credit Payments. . . . . . . . . . . . . . . . . . . 33
    2.13  Application. . . . . . . . . . . . . . . . . . . . . . . . . . 34
    2.14  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    2.15  Notes; Repayment of Loans. . . . . . . . . . . . . . . . . . . 34
    2.16  Interest on Loans and Payment Dates. . . . . . . . . . . . . . 35
    2.17  Additional Interest; Alternate Rate of Interest. . . . . . . . 36
    2.18  Termination, Reduction and Extension of
            Commitments. . . . . . . . . . . . . . . . . . . . . . . . . 37
    2.19  Optional Prepayment of Loans . . . . . . . . . . . . . . . . . 38
    2.20  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    2.21  Requirements of Law. . . . . . . . . . . . . . . . . . . . . . 39
    2.22  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    2.23  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    2.24  Pro Rata Treatment, etc. . . . . . . . . . . . . . . . . . . . 43
    2.25  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    2.26  Conversion and Continuation Options. . . . . . . . . . . . . . 44
    2.27  Minimum Amounts of Tranches. . . . . . . . . . . . . . . . . . 45
    2.28  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 45

SECTION 3.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . 46
    3.1  Corporate Status. . . . . . . . . . . . . . . . . . . . . . . . 46
    3.2  Corporate Power and Authority . . . . . . . . . . . . . . . . . 46
    3.3  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . 46
    3.4  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    3.5  Financial Condition . . . . . . . . . . . . . . . . . . . . . . 47
    3.6  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    3.7  Projections . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    3.8  Material Adverse Change . . . . . . . . . . . . . . . . . . . . 48
    3.9  Use of Proceeds; Margin Regulations . . . . . . . . . . . . . . 48
    3.10  Governmental Approvals . . . . . . . . . . . . . . . . . . . . 48
    3.11  Tax Returns and Payments . . . . . . . . . . . . . . . . . . . 48
    3.12  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    3.13  Investment Company Act; Public Utility
            Holding Company Act. . . . . . . . . . . . . . . . . . . . . 49
    3.14  Compliance With Law. . . . . . . . . . . . . . . . . . . . . . 49

                                    - i -

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    3.15  Representations and Warranties in
            Receivables Program. . . . . . . . . . . . . . . . . . . . . 50
    3.16  True and Complete Disclosure . . . . . . . . . . . . . . . . . 50
    3.17  Corporate Structure; Capitalization. . . . . . . . . . . . . . 50
    3.18  Environmental Matters. . . . . . . . . . . . . . . . . . . . . 50
    3.19  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    3.20  Patents, Trademarks, etc.. . . . . . . . . . . . . . . . . . . 51
    3.21  Ownership of Property. . . . . . . . . . . . . . . . . . . . . 52
    3.22  No Default . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    3.23  Licenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . 52
    3.24  No Burdensome Restrictions . . . . . . . . . . . . . . . . . . 52
    3.25  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . 53

SECTION 4.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . 53
    4.1  Conditions to Initial Extensions of Credit. . . . . . . . . . . 53
    4.2  Conditions to Extension of Credit . . . . . . . . . . . . . . . 55

SECTION 5.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . 56
    5.1  Information Covenants . . . . . . . . . . . . . . . . . . . . . 57
    5.2  Books, Records and Inspections. . . . . . . . . . . . . . . . . 61
    5.3  Maintenance of Insurance. . . . . . . . . . . . . . . . . . . . 61
    5.4  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
    5.5  Corporate Franchises. . . . . . . . . . . . . . . . . . . . . . 62
    5.6  Compliance with Law . . . . . . . . . . . . . . . . . . . . . . 62
    5.7  Performance of Obligations. . . . . . . . . . . . . . . . . . . 62
    5.8  Maintenance of Properties . . . . . . . . . . . . . . . . . . . 62
    5.9  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . 63
    5.10  Conduct of Business and Maintenance of Existence . . . . . . . 63
    5.11  Subsequent Credit Terms. . . . . . . . . . . . . . . . . . . . 63

SECTION 6.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . 64
    6.1  Financial Covenants.. . . . . . . . . . . . . . . . . . . . . . 64
    6.2  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . 65
    6.3  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
    6.4  Restriction on Fundamental Changes. . . . . . . . . . . . . . . 67
    6.5  Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . . 68
    6.6  Contingent Obligations. . . . . . . . . . . . . . . . . . . . . 68
    6.7  Advances, Investments and Loans . . . . . . . . . . . . . . . . 68
    6.8  Transactions with Affiliates. . . . . . . . . . . . . . . . . . 69
    6.9  Limitation on Voluntary Payments and
           Modifications of Certain Documents. . . . . . . . . . . . . . 69
    6.10  Changes in Business. . . . . . . . . . . . . . . . . . . . . . 70
    6.11  Certain Restrictions . . . . . . . . . . . . . . . . . . . . . 70
    6.12  Sales and Leasebacks . . . . . . . . . . . . . . . . . . . . . 70
    6.13  Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
    6.14  Limitation on Dispositions of Subsidiary Stock . . . . . . . . 71
    6.15  Fiscal Year; Fiscal Quarter. . . . . . . . . . . . . . . . . . 71

SECTION 7.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . 71

SECTION 8.  THE AGENTS . . . . . . . . . . . . . . . . . . . . . . . . . 75
    8.1  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . 75

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    8.2  Delegation of Duties. . . . . . . . . . . . . . . . . . . . . . 76
    8.3  Exculpatory Provisions. . . . . . . . . . . . . . . . . . . . . 76
    8.4  Reliance by Administrative Agent. . . . . . . . . . . . . . . . 76
    8.5  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . 77
    8.6  Non-Reliance on Administrative Agent and
           Other Banks . . . . . . . . . . . . . . . . . . . . . . . . . 77
    8.7  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 78
    8.8  Administrative Agent in Its Individual Capacity . . . . . . . . 78
    8.9  Successor Administrative Agent. . . . . . . . . . . . . . . . . 79
    8.10  Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . 79
    8.11  Co-Agents. . . . . . . . . . . . . . . . . . . . . . . . . . . 79

SECTION 9.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . 79
    9.1  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . 79
    9.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
    9.3  No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . . 81
    9.4  Survival of Representations and Warranties. . . . . . . . . . . 81
    9.5  Payment of Expenses and Taxes . . . . . . . . . . . . . . . . . 81
    9.6  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . 82
    9.7  Confidentiality; Disclosure of Information. . . . . . . . . . . 87
    9.8  Adjustments; Set-off. . . . . . . . . . . . . . . . . . . . . . 87
    9.9  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 88
    9.10  Severability . . . . . . . . . . . . . . . . . . . . . . . . . 88
    9.11  Integration. . . . . . . . . . . . . . . . . . . . . . . . . . 88
    9.12  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . 88
    9.13  Submission To Jurisdiction; Waivers. . . . . . . . . . . . . . 89
    9.14  Acknowledgements . . . . . . . . . . . . . . . . . . . . . . . 89
    9.15  Limitation of Liability. . . . . . . . . . . . . . . . . . . . 90
    9.16  WAIVERS OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . .  1

                                   - iii -

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SCHEDULES

SCHEDULE I      Bank and Commitment Information
SCHEDULE II     Receivable Program Documents
SCHEDULE III    Refinanced Debt
SCHEDULE IV     List of Issuing Banks
SCHEDULE 3.8    Events Causing Material Adverse Effect
SCHEDULE 3.12   ERISA Plans
SCHEDULE 3.17   Subsidiaries; Capital Stock
SCHEDULE 3.18   Environmental Matters
SCHEDULE 3.19   Insurance
SCHEDULE 3.21   Real Property
SCHEDULE 3.25   Labor Matters
SCHEDULE 4.1(h) Locations for Searches
SCHEDULE 6.2    Existing Indebtedness
SCHEDULE 6.3    Existing Liens
SCHEDULE 6.6    Existing Contingent Obligations


EXHIBITS

EXHIBIT A-1     Form of Competitive Bid Request
EXHIBIT A-2     Form of Competitive Bid
EXHIBIT A-3     Form of Competitive Bid Accept/Reject Letter
EXHIBIT A-4     Form of Committed Borrowing Request
EXHIBIT B-1     Form of Competitive Note
EXHIBIT B-2     Form of Committed Note
EXHIBIT C       Form of Opinion of Counsel to the Company
EXHIBIT D       Form of Assignment and Acceptance

                                   - iv -

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                             CREDIT AGREEMENT


         AGREEMENT, dated as of November 21, 1995, among STRAWBRIDGE & CLOTHIER, a Pennsylvania corporation (the "Company"), the several banks and other financial institutions from time to time parties to this Agreement (the "Banks"), PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks hereunder (in such capacity, the "Administrative Agent"), and CORESTATES BANK, N.A. and FIRST FIDELITY BANK, N.A., as Co-Agents for the Banks (in such capacities the "Co-Agents").


                           W I T N E S S E T H:
                           - - - - - - - - - -


         In consideration of the premises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                          SECTION 1.  DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Administrative Fees":  as defined in Section 2.14(b).

         "Affiliate": with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         "Agents": the collective reference to the Administrative Agent and the Co-Agents.

         "Applicable Margin": on any date, for a Base Rate Loan or Eurodollar Committed Loan, the percentage per annum set forth below in the column entitled Applicable Margin-Base Rate Loans or Applicable Margin-Eurodollar Committed Loans, as appropriate, opposite the applicable rating for the Company's senior long-term non-credit enhanced unsecured debt by Moody's and S&P as of the last day of the immediately preceding fiscal quarter:

                         Applicable      Applicable
                         Margin-Base   Margin-Eurodollar
         Debt Rating     Rate Loans     Committed Loans
         -----------     -----------   -----------------

         Level I             0              .20%
         Level II            0              .275%
         Level III           0              .325%
         Level IV            0              .50%
         Level V             0              .65%;

    provided, however, if as of the last day of any fiscal quarter, the applicable rating of the Company's senior long-term non-credit enhanced unsecured debt by Moody's and S&P shall place the Company in more than one Level, then for purposes of calculating the Applicable Margin for the next fiscal quarter (a) so long as neither of the Levels that the Company is in are Levels IV or V, the Applicable Margin shall be that applicable to the lower of the Levels that the Company is in (i.e., the lower interest rate) and (b) if one or both of the Levels that the Company is in are Levels IV or V, the Applicable Margin shall be equal to the sum of the Applicable Margin for both Levels that the Company is in divided by two.

         "Application": in respect of each Letter of Credit issued by an Issuing Bank, an application, in such form as such Issuing Bank may specify from time to time, requesting issuance of such Letter of Credit.

         "Asset Sale": the sale, transfer or other disposition (whether voluntary or involuntary) by the Company or any of its Subsidiaries (including, without limitation, by way of the damage, destruction or condemnation thereof) to any Person other than the Company or any Subsidiary thereof of
    (a) any capital stock of any Subsidiary of the Company; (b) substantially all the assets of any geographic or other division or line of business of the Company and any of its Subsidiaries; or (c) any other asset or assets (excluding any assets purchased for sale to others in the ordinary course of business and sales of accounts pursuant to the Receivables Program) of the Company or any of its Subsidiaries.

         "Assignment and Acceptance": an assignment and acceptance entered into by a Bank and an assignee, and accepted by the Administrative Agent, in the form of Exhibit D or such other form as shall be approved by the Administrative Agent.

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         "Available Commitments":  at any particular time, an
    amount equal to the excess, if any, of (a) the Commitments at such time over (b) the sum of (i) the aggregate principal amount of Loans then outstanding and (ii) the aggregate L/C Obligations then outstanding.

         "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and
    (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

         "Base Rate Borrowing":  a Borrowing comprised of Base
    Rate Loans.

         "Base Rate Loans": Loans bearing interest at a rate determined by reference to the Base Rate.

         "Borrowing": a group of loans of a single Type made by the Banks (or, in the case of a Competitive Borrowing, by the Bank or Banks whose Competitive Bids have been accepted pursuant to Section 2.3) on a single date and as to which a single Interest Period is in effect.

         "Borrowing Date": any Business Day on which a Loan is to be made at the request of the Company under this Agreement.

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania or New York, New York are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London Interbank Market.

         "Capital Expenditures": for any period expenditures by the Company and its Subsidiaries during such period that, in conformity with GAAP, are included in "capital expenditures", "additions to property, plant or equipment" or comparable items in the consolidated financial statements of the Company and its Subsidiaries, exclusive of any expenditures for net non-current assets of businesses acquired by the Company and its Subsidiaries during that period, including purchase price adjustments, but only to the extent such acquisitions are permitted under subsection 6.4(b)(i)(y).

         "Capital Lease": at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "Capital Lease Obligations": all obligations of the Company and its Subsidiaries under or in respect of Capital
    Leases.

         "Cash Equivalents": (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition, (b) time deposits and certificates of deposit of any Bank or any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 with maturities of not more than 90 days from the date of acquisition, (c) fully secured repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) entered into with any bank meeting the qualifications specified in clause (b) above, and (d) commercial paper issued by the parent corporation of any Bank or any domestic commercial bank of record standing having capital and surplus in excess of $500,000,000 and commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing within 90 days after the date of acquisition.

         "Change of Control": (a) any Person or group of Persons (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) (other than any combination of G. Stockton Strawbridge, the Company's existing executive officers, the Company's Continuing Directors and trusts for the benefit of themselves and their family members) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 20% or more of the outstanding shares of any class of outstanding common stock of the Company or
    (b) Continuing Directors shall cease to constitute a majority of the board of directors of the Company. "Continuing Director" shall mean at any date a member of the Company's board of directors who was either a member of such board on the Closing Date or was nominated for election to such board by at least two-thirds of the Continuing Directors then in office.

         "Cleanup": all actions required to: (a) cleanup, remove, treat or remediate Materials of Environmental Concern in the indoor or outdoor environment, (b) prevent the Release of Materials of Environmental Concern so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care, or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Materials of Environmental Concern in the indoor or outdoor environment.

         "Closing Date": the date on which the Banks make their initial Loans.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Commercial Letter of Credit":  as defined in Section
    2.6(b)(i)(B).

         "Commitment": as to any Bank, the obligation of such Bank to make Committed Loans to and/or issue or participate in Letters of Credit issued on behalf of the Company hereunder in an aggregate principal amount and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule I, or on the Register maintained by the Administrative Agent pursuant to
    Section 9.6 as the same may be permanently terminated, reduced and extended from time to time pursuant to the provisions of Section 2.18.

         "Commitment Percentage": as to any Bank at any time, the percentage of the aggregate Commitments then constituted by such Bank's Commitment (or, at any time after the Commitments shall have expired or been terminated, the percentage which the amount of such Bank's Exposure constitutes of the aggregate amount of the Exposure of all the Banks at such time).

         "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

         "Committed Borrowing": a borrowing consisting of simultaneous Committed Loans from the Banks pursuant to
    Section 2.2.

         "Committed Borrowing Request": a request made pursuant to Section 2.2 in the form of Exhibit A-4 or such other form as shall be acceptable to the Administrative Agent.

         "Committed Loans":  as defined in Section 2.1.  Each
    Committed Loan shall be a Eurodollar Committed Loan or a Base Rate Loan.

         "Committed Note": a promissory note of the Company in the form of Exhibit B-2 executed and delivered as provided in Section 2.15, as the same may be amended, supplemented or otherwise modified from time to time.

         "Competitive Bid": an offer by a Bank to make a Competitive Loan pursuant to Section 2.3.

         "Competitive Bid Accept/Reject Letter": a notification made by the Company pursuant to Section 2.3(d) in the form of Exhibit A-3.

         "Competitive Bid Rate": as to any Competitive Bid made by a Bank pursuant to Section 2.3(b), (a) in the case of a Eurodollar Competitive Loan, the Margin, and (b) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Bank making such Competitive Bid.

         "Competitive Bid Request":  a request made pursuant to
    Section 2.3 in the form of Exhibit A-1.

         "Competitive Borrowing": a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Bank or Banks whose Competitive Bids for such Borrowing have been accepted by the Company under the bidding procedure described in Section 2.3.

         "Competitive Loan": a Loan from a Bank to the Company pursuant to the bidding procedure described in Section 2.3.
    Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.

         "Competitive Note": a promissory note of the Company in the form of Exhibit B-1 executed and delivered as provided in Section 2.15, as the same may be amended, supplemented or otherwise modified from time to time.

         "Compliance Certificate":  as defined in Section
    5.1(e).

         "Consolidated Assets": at any time, the total consolidated assets of the Company and its Subsidiaries at such time, as determined in accordance with GAAP.

         "Consolidated Capitalization": at any time, the sum of Consolidated Total Debt at such time plus Shareholders'
    Equity at such time.

         "Consolidated EBITDA": for any period, the sum, without duplication, of (a) Consolidated Net Income for such period plus (b) Consolidated Interest Expense for such period plus (c) federal and state income taxes deducted in calculating Consolidated Net Income for such period, plus
    (d) to the extent deducted in the calculation of Consolidated Net Income for such period, depreciation and amortization expense, all determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

         "Consolidated Fixed Charges": without duplication, for any period, (a) all Consolidated Interest Expense for such period, plus (b) Consolidated Rental Expense, all as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense": for any fiscal period of the Company, the total interest expense (including, without limitation, interest expense attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Consolidated Net Income": for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period (taken as a single accounting period) determined in accordance with GAAP provided that there shall be excluded therefrom (a) the income (or loss) of any Person in which any other Person (other than the Company or any of its Wholly-Owned Subsidiaries or any directors holding qualifying shares) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Wholly-Owned Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries or that Person's assets are acquired by the Company or any of its Subsidiaries, (c) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) any after tax gains or losses attributable to Asset Sales and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains, as determined in accordance with GAAP, or net non-cash extraordinary losses, as determined in accordance with GAAP.

         "Consolidated Net Worth": at any time, the sum of the amount by which the total consolidated assets of the Company and its Subsidiaries exceeds the total consolidated liabilities of the Company and its Subsidiaries at such time, as determined in accordance with GAAP.

         "Consolidated Rental Expense": for any period, the difference between (a) all rents accrued during such period under operating leases under which the Company or any of its Subsidiaries is the lessee and (b) all rents accrued during such period under operating leases under which the Company or any of its Subsidiaries is the lessor, in each case as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Total Debt": at any time, all Indebtedness of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Tangible Net Worth":  at any time,
    Consolidated Net Worth at such time after deducting therefrom all items classified as "intangibles" in accordance with GAAP, including, without limitation, all items such as goodwill, trademarks, tradenames, brand names, service marks, patents and licenses.

         "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("Primary Obligations") of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purposes of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (d) otherwise to assure or hold harmless the owner of such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Contractual Obligation": as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.

         "Dividend": in respect of any corporation (a) dividends or other distributions on the capital stock of such corporation (except distributions in common stock of such corporation); (b) the redemption or acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for common stock of such corporation); and (c) any payment on account of, or the setting apart of any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any share of any class of capital stock of such corporation or any warrants or options to purchase any such stock.

         "Dollars" and "$": dollars in lawful currency of the United States of America.

         "Environmental Affiliate": with respect to any Person, any other Person whose liability for any Environmental Claim such Person has or may have retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of law.

         "Environmental Approval": any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

         "Environmental Claim": with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

         "ERISA Controlled Group": a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC.

         "ERISA Person": a "Person" as defined in Section 3(9) of ERISA.

         "ERISA Plan": (a) any Plan that (i) is not a Multiemployer Plan and (ii) has Unfunded Benefit Liabilities in excess of $1,000,000 and (b) any Plan that is a Multiemployer Plan.

         "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

         "Eurodollar Base Rate": with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate determined by the Administrative Agent in accordance with its usual procedures at which deposits in U.S. Dollars approximately equal in principal amount to
    (a) in the case of a Committed Borrowing, the Administrative Agent's portion of such Eurodollar Borrowing and (b) in the case of a Competitive Borrowing, a principal amount equal to the amount that would have been the Agent's portion of such Competitive Borrowing had such Competitive Borrowing been a Committed Borrowing, and in each case for a maturity equal to the applicable Interest Period, are offered by banks in the London Interbank Market to prime banks in immediately available funds in the London Interbank Market at approximately 11:00 a.m., London Time, two Business Days prior to the commencement of such Interest Period.

         "Eurodollar Borrowing": a Borrowing comprised of Eurodollar Loans.

         "Eurodollar Committed Loan": any Committed Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

         "Eurodollar Competitive Loan": any Competitive Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

         "Eurodollar Loan":  any Eurodollar Competitive Loan or
    Eurodollar Committed Loan.

         "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                   Eurodollar Base Rate
         ----------------------------------------
         1.00 - Eurocurrency Reserve Requirements


         "Event of Default":  any of the events specified in
    Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, if any, has been satisfied.

         "Exchange Act": the Securities Exchange Act of 1934, as amended.

         "Exposure": as to any Bank at any date, an amount equal to the sum of (a) the aggregate principal amount of the Loans made by such Bank then outstanding and (b) such Bank's share of the L/C Obligations then outstanding.

         "Extensions of Credit": the collective reference to the Loans made and Letters of Credit issued under this Agreement.

         "Facility Fee":  as defined in Section 2.14(a) hereof.

         "Facility Fee Percentage": on each day during each fiscal quarter of the Company, the percentage per annum set forth below opposite the applicable rating for the Company's senior long-term non-credit enhanced unsecured debt by Moody's and S&P as of the last day of the immediately preceding fiscal quarter:

         Debt Rating     Facility Fee Percentage
         -----------     -----------------------

         Level I                 .10%
         Level II                .125%
         Level III               .175%
         Level IV                .25%
         Level V                 .275%

    provided, however, if as of the last day of any fiscal quarter, the applicable rating of the Company's senior long-term non-credit enhanced unsecured debt by Moody's and S&P shall place the Company in more than one Level, then for purposes of calculating the Facility Fee Percentage for the next fiscal quarter (a) so long as neither of the Levels that the Company is in are Levels IV or V, the Facility Fee Percentage shall be that applicable to the lower of the Levels that the Company is in (i.e., the lower Facility Fee Percentage) and (b) if one or both of the Levels that the

    Company is in are Levels IV or V, the Facility Fee
    Percentage shall be equal to the sum of the Facility Fee
    Percentage for both Levels that the Company is in divided by two.

         "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Fee Letter": the letter, dated October 24, 1995, between the Company and the Administrative Agent relating to the payment of certain fees and expenses in connection with the transactions contemplated hereby.

         "Fees":  the Facility Fee and the Administrative Fees.

         "Fixed Rate Borrowing":  a Borrowing comprised of Fixed
    Rate Loans.

         "Fixed Rate Loan": any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Bank making such Loan in its Competitive Bid.

         "GAAP": at any time with respect to the determination of the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation, generally accepted accounting principles as in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date when such computation is required to be determined.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Indebtedness":  of any Person, without duplication,
    (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables or other expenses on terms of 90 days or less incurred in the ordinary course of business of such Person), (b) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (c) the principal component of all Capital Lease Obligations of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (e) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (f) all Contingent Obligations of such Person,
    (g) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements and (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender thereunder upon a default are limited to repossession or sale of such property).

         "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan or Fixed Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan or Fixed Rate Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

         "Interest Period":  (a) with respect to any Eurodollar
    Committed Loan:

              (i)  initially the period commencing on the
         borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, given with respect thereto; and

             (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         (b) with respect to any Fixed Rate Loan or Eurodollar Competitive Loan, the period commencing on the date of such Loan and ending on the date specified in the Competitive Bid in which the offer to make such Loan was extended, which shall not be earlier than seven (7) days after the date of the making of such Loan nor later than one-hundred eighty
    (180) days after the making of such Loan;

    provided that, the foregoing provisions relating to Interest
    Periods are subject to the following:

              (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

             (ii)  with respect to Eurodollar Loans, any
         Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

            (iii)  an Interest Period that otherwise would
         extend beyond the Termination Date shall end on the Termination Date; and

             (iv) the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

         "Investment Grade Rating Event": the outstanding, unsecured, long-term, non-credit enhanced debt securities of the Company are rated BBB- or higher by S&P or Baa3 or higher by Moody's for a period of not less than thirty consecutive days.

         "Investments":  as defined in Section 6.7.

         "Island Avenue Distribution Facility": The Company's distribution facility located at 4800 Island Avenue, Philadelphia, Pennsylvania, as such facility is subject to condemnation proceedings evidenced by the Declaration of Taking filed by the City of Philadelphia on August 4, 1995 in the Philadelphia Court of Common Pleas, July Term 1995 (#4508).

         "Issuing Bank":  each Bank listed as an Issuing Bank in
    Schedule IV, or such other Banks designated by the Company to be Issuing Banks and approved by the Required Banks.

         "L/C Commitment":  $10,000,000.

         "L/C Fee Payment Date": the last day of each March, June, September and December.

         "L/C Obligations": at any time, an amount equal to the sum of (a) 100% of the maximum amount available to be drawn under all Letters of Credit outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.10(a).

         "L/C Participant": in respect of each Letter of Credit, each Bank (other than the Issuing Bank in respect of such letter of credit) in its capacity as the holder of a participating interest in such Letter of Credit.

         "Letter of Credit":  as defined in Section 2.6(a).

         "Level I": the debt rating of the Company shall be in Level I when the Company's senior long-term non-credit enhanced unsecured debt shall be rated either (a) A- or higher by S&P or (b) A3 or higher by Moody's.

         "Level II": the debt rating of the Company shall be in Level II when the Company's senior long-term non-credit enhanced unsecured debt shall be rated either (a) BBB or higher by S&P (but below A-) or (b) Baa2 or higher by Moody's (but below A3).

         "Level III": the debt rating of the Company shall be in Level III when the Company's senior long-term non-credit enhanced unsecured debt shall be rated either (a) BBB- by S&P or (b) Baa3 by Moody's.

         "Level IV": the debt rating of the Company shall be in Level IV when the Company's senior long-term non-credit enhanced unsecured debt shall be rated either (a) BB+ by S&P or (b) Ba1 by Moody's.

         "Level V": the debt of the Company shall be in Level V when the Company's senior long-term non-credit enhanced unsecured debt shall be rated either (a) BB or below

    (including not being rated) by S&P or (b) Ba2 or below
    (including not being rated) by Moody's.

         "Leverage Ratio": as of any date, the ratio on such date of (a) Consolidated Total Debt on such date to (b)
    Consolidated Capitalization on such date.

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

         "Loan":  a Competitive Loan or a Committed Loan.

         "Loan Documents": this Agreement, the Notes and the Applications.

         "Margin": as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to the Eurodollar Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

         "Margin Stock": as defined in Regulation U and Regulation G of the Federal Reserve Board.

         "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company, (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any other Loan Documents or (c) the validity or enforceability of this Agreement, the Notes or any other Loan Documents or the rights and remedies of the Administrative Agent or the Banks hereunder or thereunder.

         "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphynels, and ureaformaldehyde insulation.

         "Maximum Amount":  as defined in Section 6.1(d).

         "Moody's":  Moody's Investors Services, Inc.

         "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Notes":  the collective reference to the Competitive
    Note and the Committed Notes.

         "Participant":  as defined in Section 9.6(f).

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

              (a) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the Closing Date,

              (b)  are currently the responsibility of the
         Company or a member of its ERISA Controlled Group, or

              (c) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group,

    including any such plans as may have been, or may hereafter be, terminated for whatever reason.

         "PNC":  PNC Bank, National Association.

         "Prime Rate": the rate of interest per annum publicly announced from time to time by PNC as its prime rate in effect at its principal office in Pittsburgh, Pennsylvania; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

         "Principal Financial Officer":  the Company's
    President, Treasurer or Assistant Treasurer.

         "Purchasing Bank":  as defined in Section 9.6(b).

         "Receivables Program": the credit card receivables securitization program conducted by the Company and the Receivables Subsidiary pursuant to the Receivables Program
    Documents.

         "Receivables Program Documents": the documents listed on Schedule II hereto, and all other documentation, agreements and instruments entered into in connection therewith, as the same may hereafter be amended, modified or supplemented from time to time in accordance with the provisions hereof and thereof.

         "Receivables Subsidiary":  S&C, Funding, Inc., a
    Delaware corporation.

         "Refinanced Debt": the Indebtedness of the Company identified on Schedule III hereto to be repaid in full on the Closing Date with the proceeds of the initial Loans and the initial proceeds of the Receivables Program.

         "Register":  as defined in Section 9.6(d).

         "Regulation D":  Regulation D of the Federal Reserve
    Board as from time to time in effect and any successor to all or any portion thereof.

         "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Regulation X": Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Reimbursement Obligation": in respect of each Letter of Credit, the obligation of the Company to reimburse the Issuing Bank of such Letter of Credit for all drawings made thereunder in accordance with Section 2.10(a) and the Application related to such Letter of Credit for amounts drawn under such Letter of Credit.

         "Release": any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Materials of Environmental Concern through or in the air, soil, surface water, groundwater or property.

         "Reorganization":  with respect to any Multiemployer
    Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "Reportable Event": as defined in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), or is the existence of any condition or the occurrence of any of the events described in Section 4068(f) or 4063(a) of ERISA.

         "Required Banks":  at any time, Banks the Commitment
    Percentages of which aggregate at least 61%.

         "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": the chairman or the president of the Company or, with respect to financial matters, a Principal Financial Officer.

         "S&P":  Standard & Poor's Rating Group, a division of
    McGraw Hill Corporation.

         "Security": "security" as defined in Section 2(1) of the Securities Act of 1933, as amended.

         "Shareholder's Equity": at any time, shareholders' equity as would be shown on a consolidated balance sheet of the Company and its Subsidiaries at such time prepared in accordance with GAAP.

         "Solvent": as to any Person, that (a) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, will exceed its liabilities, including contingent liabilities, (b) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, "debt" means any liability on a claim, and "claim" means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

         "Special Charge": the one-time provision for uncollectible accounts receivable taken in the fourth quarter of fiscal year 1994 in the amount of $1,700,000.

         "Standby Letter of Credit":  as defined in Section
    2.6(b)(i)(A).

         "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

         "Taxes":  as defined in Section 2.22(a).

         "Termination Date": November 20, 1998 or any anniversary of such date to which the Termination Date shall have been extended pursuant to Section 2.18(d) hereof.

         "Termination Event": (a) a Reportable Event, or (b) the initiation of any action by the Company, any member of the Company's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or
    (c) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

         "Total Commitment": at any time the aggregate amount of the Banks' Commitments, as in effect at such time.

         "Tranche": the collective reference to Eurodollar Committed Loans and Competitive Loans, in each case whose Interest Periods begin on the same date and end on the same later date (whether or not such Loans originally were made on the same day).

         "Transaction Documents":  the Loan Documents and the
    Receivables Program Documents.

         "Transactions": each of the transactions contemplated by the Transaction Documents.

         "Type": when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the Eurodollar Rate, the Base Rate and the Fixed Rate.

         "Unfunded Benefit Liabilities": with respect to any Plan at any time, the amount (if any) by which (a) the present value of all nonforfeitable accrued benefits under such Plan to the extent such benefits are insured and guaranteed under Title IV of ERISA exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation dates for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA or, to the extent applicable, the interest rate prescribed under the Uruguay Round Agreements Act).

         "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended, supplemented or otherwise modified from time to time.

         "Wholly-Owned Subsidiary": at any time, any Subsidiary one hundred percent (100%) of all of the equity Securities (except directors' qualifying shares) and voting Securities of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

         1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

              (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in
Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

              (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

              (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                     SECTION 2.  THE CREDIT FACILITIES

         2.1 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make revolving credit loans in Dollars (the "Committed Loans") to the Company from time to time during the Commitment Period, in an aggregate principal amount at any time outstanding which, when added to such Bank's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the amount of such Bank's Commitment; provided, however, that no Committed Loan shall be made if, after giving effect to the making of such Committed Loan and the simultaneous application of the proceeds thereof, the sum of (i) the aggregate principal amount of all Loans then outstanding and (ii) the L/C Obligations then outstanding would exceed the Total Commitment in effect at such time. The Commitments may be terminated or reduced from time to time pursuant to Section 2.18. Within the foregoing limits, the Company may borrow, repay and reborrow hereunder on or after the date hereof and prior to the Termination Date, subject to the terms, provisions and limitations set forth herein.

         2.2 Committed Borrowing Procedure. In order to request a Committed Borrowing, the Company shall hand deliver or telecopy (or notify by telephone and promptly confirm by hand delivery or telecopy) to the Administrative Agent the information requested by the form of Committed Borrowing Request attached as Exhibit A-4 hereto (a) in the case of a Eurodollar Committed Borrowing, not later than 11:00 a.m., Philadelphia time, three Business Days before a proposed Borrowing and (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Philadelphia time, on the day of a proposed Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Committed Borrowing Request. Such notice shall be irrevocable and shall in each case specify (i) the principal amount of the Committed Borrowing being requested, (ii) whether the Committed Borrowing then being requested is to be a Eurodollar Committed Borrowing or a Base Rate Borrowing; (iii) the date of such Committed Borrowing (which shall be a Business Day) and the amount thereof; and (iv) if such Borrowing is to be a Eurodollar Committed Borrowing, the Interest Period with respect thereto. If no election as to the Type of Committed Borrowing is specified in any such notice, then the requested Committed Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Eurodollar Committed Borrowing is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Banks of any notice given pursuant to this Section 2.2 and of each Bank's portion of the requested Borrowing.

         2.3 Competitive Bid Procedure. (a) The Company may request the Banks to make Competitive Bids; provided that, no Competitive Loan(s) shall be made (i) if, after giving effect to the making of such Loan(s) and the simultaneous application of the proceeds thereof, the sum of the aggregate principal amount of all Loans then outstanding and the L/C Obligations then outstanding would exceed the Total Commitment in effect at such time or (ii) unless an Investment Grade Rating Event shall exist at such time. In order to request Competitive Bids, the Company shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Administrative Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., Philadelphia time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., Philadelphia time, one Business Day before a proposed Competitive Borrowing. No Base Rate Loan shall be requested in or made pursuant to a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the Company of such rejection by telecopier. Each request for Competitive Bids shall refer to this Agreement and specify (x) whether the Competitive Borrowing then being requested is to be a Eurodollar Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof which shall be in a minimum principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof, and (z) the Interest Period with respect thereto (which may not end after the Termination Date). The Company may request offers to make Competitive Loans for more than one but no more than three Interest Periods in a single Competitive Bid Request. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier the Banks to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

              (b)  Each Competitive Bid by a Bank must be
received by the Administrative Agent via telecopier, in the form of Exhibit A-2 hereto, (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., Philadelphia time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., Philadelphia time, on the day of a proposed Competitive Borrowing. Multiple bids by a Bank will be accepted by the Administrative Agent, provided that, no Bank shall make more than five separate Competitive Bids with respect to each Interest Period specified in the related Competitive Bid Request. Competitive Bids that do not conform substantially to the format of Exhibit A-2 may be rejected by the Administrative Agent and the Administrative Agent shall notify the Bank making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan or Loans that the Bank is willing to make to the Company, (y) the Competitive Bid Rate or Rates at which the Bank is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. If any Bank shall elect not to make a Competitive Bid, such Bank shall so notify the Administrative Agent via telecopier (I) in the case of Eurodollar Competitive Loans, not later than 10:00 a.m., Philadelphia time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 10:00 a.m., Philadelphia time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Bank to give such notice shall not cause such Bank to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Bank pursuant to this paragraph
(b) shall be irrevocable.

              (c) The Administrative Agent shall promptly (but not later than 10:30 a.m., Philadelphia time, on the date of a proposed Competitive Borrowing) notify the Company by telecopier of each Competitive Bid made, and the relevant Competitive Bid Rate, Interest Period and principal amount of each such Competitive Bid and the identity of the Bank that made such bid. The Administrative Agent shall send a copy of all Competitive Bids to the Company for its records as soon as practicable after completion of the bidding process set forth in this Section 2.3.

              (d) The Company may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid or portion thereof referred to in paragraph (c) above. The Company shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m.,

Philadelphia time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., Philadelphia time, on the day of a proposed Competitive Borrowing; provided, however, that
(i) the failure by the Company to give such notice prior to the relevant time shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Company shall not accept a bid or portion thereof made at a particular Competitive Bid Rate if the Company has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Company wants to accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids would cause the total amount of bids to be accepted by the Company to exceed the amount specified in the Competitive Bid Request, then the Company shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan must be for a minimum of $500,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $500,000 in a manner which shall be in the discretion of the Company. A notice given by the Company pursuant to this paragraph (d) shall be irrevocable.

              (e)  The Administrative Agent shall promptly
notify each bidding Bank whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

              (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous
Competitive Bid Request.

              (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Bank, it shall submit such bid directly to the Company one half of an hour earlier than the latest time at which the other Banks are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

              (h) All Notices required by this Section 2.3 shall be given in accordance with Section 9.2.

              (i)  Simultaneously with sending to the
Administrative Agent a Competitive Bid Request, the Company shall pay to the Administrative Agent a fee in the amount set forth in the Fee Letter.

         2.4 Committed Loans and Competitive Loans. (a) Each Committed Loan shall be made as part of a Borrowing consisting of Loans made by the Banks ratably in accordance with their Commitment Percentages; provided, however, that the failure of any Bank to make any Committed Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other Bank). Each Borrowing of Eurodollar Committed Loans shall be in a minimum aggregate principal amount equal to $5,000,000 or a whole multiple of $500,000 in excess thereof (or if the aggregate Available Commitments at such time are less than $5,000,000, such lesser amount). Each Borrowing of Base Rate Loans shall be in a minimum aggregate principal amount equal to $2,500,000 or a whole multiple of $100,000 in excess thereof (or if the aggregate Available Commitments at such time are less than $2,500,000, such lesser amount). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.3. Each Borrowing of Competitive Loans shall be in the minimum principal amounts set forth in subsection 2.3(d).

              (b)  The Committed Loans may from time to time be
(i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2, 2.5 and 2.26; provided that, no Committed Loan shall be made as a Eurodollar Loan after the date that is one month prior to the Termination Date. Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans. Borrowings of more than one Type may be outstanding at the same time. The Company may not, however, at any time have more than
(i) seven Tranches of Eurodollar Committed Loans and Competitive Loans outstanding if no Base Rate Loans are outstanding, or
(ii) six Tranches of Eurodollar Committed Loans and Competitive Loans outstanding if Base Rate Loans are outstanding.

              (c) Subject to Section 2.5, each Bank shall make each Committed Loan or Competitive Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in Philadelphia, Pennsylvania, not later than 12:00 noon, Philadelphia time, and the Administrative Agent shall by 3:00 p.m., Philadelphia time, credit the amounts so received to the general deposit account of the Company with the Administrative Agent. Competitive Loans shall be made by the Bank or Banks whose Competitive Bids therefor are accepted pursuant to Section 2.3 in the amounts so accepted and Committed Loans shall be made by the Banks pro rata in accordance with
Section 2.24. Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Administrative Agent, such Bank and the Company (without prejudice to the Company's rights against such Bank) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent at (i) in the case of the Company, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate; provided that, if such Bank shall not pay such amount within three Business Days of the date of such Borrowing, the interest rate on such overdue amount shall, at the expiration of such three-Business Day period, be the rate per annum then applicable to Base Rate Loans. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.

              (d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

         2.5 Refinancings. The Company may refinance all or any part of a Committed Borrowing with a Competitive Borrowing or a Competitive Borrowing with a Committed Borrowing, subject to the conditions and limitations set forth herein and elsewhere in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.15 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Banks to the Administrative Agent or by the Administrative Agent to the Company pursuant to Section 2.4(c); provided, however, that (i) if the principal amount extended by a Bank in a refinancing is greater than the principal amount extended by such Bank in the Borrowing being refinanced, then such Bank shall pay such difference to the Administrative Agent for distribution to the Banks described in (ii) below, (ii) if the principal amount extended by a Bank in the Borrowing being refinanced is greater than the principal amount agreed to be extended by such Bank in the refinancing, the Administrative Agent shall return the difference to such Bank out of amounts received pursuant to (i) above, and (iii) to the extent any Bank fails to pay the Administrative Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.15 and shall be payable by the Company without prejudice to the Company's rights against any such Bank.

         2.6 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Banks set forth in subsection 2.9(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Company on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Bank; provided, that no Letter of Credit shall be issued if, after giving effect thereto (i) the sum of (x) the aggregate amount of the Loans then outstanding and (y) the L/C Obligations then outstanding would exceed the Total Commitment in effect at such time, or (ii) the aggregate amount of the L/C Obligations at such time would exceed the L/C Commitment.

              (b)  Each Letter of Credit shall;

                   (i)  be denominated in Dollars and shall be
    (A) a standby letter of credit (a "Standby Letter of Credit"), or (B) a commercial letter of credit issued in respect of the purchase of goods or services (a "Commercial Letter of Credit") by the Company in the ordinary course of business; and

                  (ii)  expire no later than the earlier of
    (A) 360 days after its date of issuance and (B) 5 Business
    Days prior to the Termination Date.

              (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the Commonwealth of Pennsylvania.

              (d) Each Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

         2.7 Procedure for Issuance of Letters of Credit. The Company may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its office for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request. Upon receipt by an Issuing Bank of any Application, such Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, after determining from the Administrative Agent that issuance of the Letter of Credit requested thereby will be within the limits imposed by subsection 2.6(a), promptly issue such Letter of Credit (but in no event shall an Issuing Bank be required to issue any Letter of Credit earlier than four (4) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the Company. Each Issuing Bank shall advise the Administrative Agent of the terms of a Letter of Credit on the date of issuance thereof and shall promptly after issuing a Standby Letter of Credit furnish copies thereof to the Company and the Administrative Agent for distribution to the Banks. In addition, each Issuing Bank shall within ten days after the end of each month, send to the Administrative Agent, for distribution to the Company and each Bank, a schedule of outstanding Letters of Credit issued by such Issuing Bank as of the end of the prior month detailing for each such outstanding Letter of Credit
(i) the face amount outstanding, (ii) its issuance date,
(iii) its maturity date, (iv) the name of the beneficiary and
(v) the identifying Letter of Credit number.

         2.8 L/C Fees, Commissions and Other Charges. (a) The Company shall pay to the Administrative Agent, for the account of the Banks (including the Issuing Banks) pro rata according to their respective Commitment Percentages, a letter of credit commission with respect to each Letter of Credit, computed at a rate equal to the then Applicable Margin for Eurodollar Committed Loans on the daily average undrawn face amount of such Letter of Credit (computed on the basis of the actual number of days such Letter of Credit is outstanding in a year of 360 days). Such commissions shall be payable in arrears on the last Business Day of each March, June, September and December to occur after the date of issuance of each Letter of Credit, and on the Termination Date or such earlier date as the Commitments are terminated, and shall be nonrefundable. The Company shall also pay to each Issuing Bank, in respect of each Letter of Credit issued by such Issuing Bank, a fronting fee for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit computed at the rate of 1/8% per annum on the daily average undrawn face amount of such Letter of Credit (computed on the basis of the actual number of days such Letter of Credit is outstanding in a year of 360 days). The fees described in the preceding sentence shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the Termination Date or such earlier date as the Commitments are terminated, and shall be nonrefundable.

              (b)  In addition to the foregoing fees and
commissions, the Company shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

              (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Banks and the Banks all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section.

         2.9 L/C Participations. (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Commitment Percentage in such Issuing Bank's obligations and rights under each Letter of Credit issued by such Issuing Bank hereunder and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit issued by such Issuing Bank for which such Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft or any part thereof, which is not so reimbursed. Any action taken or omitted by an Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall neither create for such Issuing Bank any resulting liability to any L/C Participant nor constitute a defense to an L/C Participant's obligation to make the payments to such Issuing Bank required by the immediately preceding sentence.

              (b) If any amount required to be paid by any L/C Participant to an Issuing Bank pursuant to subsection 2.9(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is not paid to such Issuing Bank on the date such payment is due from such L/C Participant, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate, as quoted by such Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of an Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

              (c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 2.9(a), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including by way of set-off or proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

         2.10 Reimbursement Obligation of the Company. (a) The Company agrees to reimburse each Issuing Bank in respect of a Letter of Credit on each date on which such Issuing Bank notifies the Company of the date and amount of a draft presented under such Letter of Credit and paid by such Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other direct costs or expenses incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to the applicable Issuing Bank at its office listed in Section 9.2 in Dollars and in immediately available funds.

              (b) Interest shall be payable on any and all amounts remaining unpaid by the Company under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the per annum rate of the Base Rate plus 2.0% and shall be payable on demand by an Issuing Bank.

         2.11 Obligations Absolute. (a) The obligations of the Company under Sections 2.8, 2.10 and 2.11 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against an Issuing Bank or any beneficiary of a Letter of Credit or any other Person.

              (b) The Company agrees with each Issuing Bank that no Issuing Bank shall be responsible for, and the Company's Reimbursement Obligations under Section 2.10(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that reliance upon such documents by such Issuing Bank shall not have constituted gross negligence or willful misconduct by such Issuing Bank or (ii) any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee.

              (c) Each Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank's gross negligence or willful misconduct.

              (d) The Company agrees that any action taken or omitted by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Company and shall neither result in any liability of such Issuing Bank to the Company nor constitute a defense to the Company's obligation to reimburse such Issuing Bank.

         2.12 Letter of Credit Payments. If any draft shall be presented for payment to an Issuing Bank under any Letter of Credit, such Issuing Bank shall promptly notify the Company of the date and amount thereof. The responsibility of an Issuing Bank to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

         2.13 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

         2.14 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Bank on each March 31, June 30, September 30 and December 31 and on the date on which Commitments shall be terminated or reduced as provided in Section 2.18 hereof, a facility fee (the "Facility Fee") at a rate per annum equal to the Facility Fee Percentage from time to time in effect on the aggregate amount of the Commitments during the preceding quarter (or shorter period commencing with the date hereof or ending with the Termination Date or any date on which the Commitments shall be terminated or reduced). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Bank shall commence to accrue on the date hereof, and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Bank as provided herein. The Administrative Agent shall distribute the Facility Fees among the Banks pro rata in accordance with their respective Commitment Percentages.

              (b) The Company agrees to pay the Administrative Agent, for its own account, administrative and other fees at the times and in the amounts set forth in the Fee Letter, including the fees referred to in subsection 2.3(i) (collectively, the "Administrative Fees").

              (c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Banks. Once paid, none of the Fees shall be refundable under any circumstances.

         2.15 Notes; Repayment of Loans. The Competitive Loans made by a Bank shall be evidenced by a single Competitive Note duly executed on behalf of the Company, dated the Closing Date, in substantially the form attached hereto as Exhibit B-1 with the blanks appropriately filled, payable to the order of such Bank in a principal face amount equal to the Total Commitment. The Committed Loans made by each Bank shall be evidenced by a single Committed Note duly executed on behalf of the Company, dated the Closing Date, in substantially the form attached hereto as Exhibit B-2 with the blanks appropriately filled, payable to such Bank in a principal face amount equal to the Commitment of such Bank. Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section
2.16. Each Bank shall, and is hereby authorized by the Company to, endorse on the schedule attached to the relevant Note held by such Bank (or on a continuation of such schedule attached to such

Note and made a part thereof), or otherwise to record in such Bank's internal records, an appropriate notation evidencing the date and amount of each Competitive Loan or Committed Loan, as applicable, of such Bank, each payment or prepayment of principal of any Competitive Loan or Committed Loan, as applicable, and the other information provided for on such schedule, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Company to repay the Competitive Loans and Committed Loans made by such Bank in accordance with the terms of the Notes of such Bank. The Company shall repay to the Administrative Agent for the account of each Bank which has made a Competitive Loan on the maturity date of such Competitive Loan (such maturity date being the last day of the Interest Period specified by the Company in the related Competitive Bid Request) the then unpaid principal amount of such Competitive Loan. The Company shall not have the right to prepay any principal amount of any Competitive Loan without the prior written consent of the applicable Bank that made such Competitive Loan. The Company shall repay to the Administrative Agent for the account of each Bank on the Termination Date the then unpaid principal amount of the Committed Loans. The Company may prepay the principal amount of the Committed Loans outstanding at any time pursuant to, and to the extent permitted by, Section 2.19.

         2.16 Interest on Loans and Payment Dates. (a) Subject to the provisions of Section 2.17, each Base Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin.

              (b) Subject to the provisions of Section 2.17, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Committed Loan, the Eurodollar Rate for the Interest Period in effect for such Loan plus the Applicable Margin, and (ii) in the case of each Eurodollar Competitive Loan, the Eurodollar Rate for the Interest Period in effect for such Loan plus the Margin offered by the Bank making such Loan and accepted by the Company pursuant to Section 2.3.

              (c) Subject to the provisions of Section 2.17, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Bank making such Loan and accepted by the Company pursuant to Section 2.3.

              (d)  The Eurodollar Rate or the Base Rate for each
Interest Period or day within an Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent error in calculation.

              (e) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan; provided that, interest accruing on overdue amounts pursuant to
Section 2.17 shall be payable on demand as provided in such Section.

              (f) As soon as practicable the Administrative Agent shall notify the Company and the Banks in writing of (i) each determination of a Eurodollar Rate and (ii) the effective date and the amount of each change in the interest rate on a Eurodollar Loan or Base Rate Loan. Each determination of an interest rate by the Administrative Agent, pursuant to any provision of this Agreement (including Sections 2.16 and 2.17) shall be conclusive and binding on the Company and the Banks in the absence of manifest error. At the request of the Company, the Administrative Agent shall deliver to the Company a statement showing the quotations used by it in determining any interest rate pursuant to Sections 2.16(a) through 2.16(d).

         2.17  Additional Interest; Alternate Rate of Interest.
(a) If the Company shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, the Company shall on demand from time to time pay interest on any overdue payment of principal (in lieu of the interest otherwise payable on such principal under Section 2.16) and, to the extent permitted by law, on overdue payments of interest and other amounts due hereunder up to the date of actual payment (after as well as before judgment):

                   (i)  in the case of principal of or interest
    on Base Rate Loans, Eurodollar Loans or Fixed Rate Loans, at a rate determined by the Administrative Agent (such determination to be conclusive and binding on the Company) to be 2% per annum above the rate which would otherwise be payable on such Loans in accordance with the provisions herein; and

                  (ii)  in the case of any other amount payable
    hereunder (other than principal of or interest on any Loan referred to in clause (i) above), at a rate equal to 2% per annum above the Base Rate.

              (b) In the event, and on each occasion, that prior to the first day of the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that (i) dollar deposits in the principal amount of such Eurodollar Loan are not generally available in the London Interbank Market, (ii) the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Banks of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, or
(iii) reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, telegraphic or telephonic notice of such determination to the Company and the Banks. Thereafter, and until the circumstances giving rise to such notice no longer exist, the Company's right to request Eurodollar Committed Loans or bids for Eurodollar Competitive Loans shall be suspended and any notice request by the Company for a Eurodollar Loan or for conversion to or maintenance of a Eurodollar Committed Loan pursuant to the terms of this Agreement shall be deemed cancelled and rescinded by the Company. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error in calculation.

         2.18  Termination, Reduction and Extension of
Commitments. (a) The Commitments shall be automatically terminated on the Termination Date.

              (b) Upon at least three (3) Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in a minimum principal amount of $1,000,000 or in whole multiples of $1,000,000 in excess thereof and (ii) no such termination or reduction shall be made which would, after giving effect thereto and to any prepayments of the Loans, reduce the Total Commitment to an amount less than the sum of (x) the aggregate outstanding principal amount of the Loans then outstanding and (y) the L/C Obligations then outstanding.

              (c)  Each reduction in the Total Commitment
hereunder shall be made ratably among the Banks in accordance with their respective Commitment Percentages. The Company shall pay to the Administrative Agent for the account of the Banks, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

              (d) During the period beginning sixty days prior to the first and any subsequent anniversary of the Closing Date and ending on such anniversary, the Company may deliver to the Administrative Agent (which shall promptly transmit to each Bank) a notice requesting that the Commitments be extended to the first anniversary of the Termination Date then in effect. Within 45 days after its receipt of any such notice, each Bank shall notify the Administrative Agent of its willingness or unwillingness so to extend its Commitment. Any Bank that shall fail so to notify the Administrative Agent within such period shall be deemed to have declined to extend its Commitment. If all of the Banks agree to extend their Commitments, the Administrative Agent shall so notify the Company and each Bank, whereupon (i) the respective Commitments of the Banks shall without further act be extended to the first anniversary of the Termination Date then in effect and
(ii) the term "Termination Date" shall thereafter mean such first anniversary. Any such extension shall be evidenced by a written agreement among the Administrative Agent, the Banks and the Company, such agreement to be in form and substance acceptable to the Administrative Agent and the Banks.

         2.19 Optional Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Committed Loan, in whole or in part, without premium or penalty (but in any event subject to Section 2.23), upon prior written, telecopy or telephonic notice to the Administrative Agent given, in the case of Base Rate Loans, no later than 11:00 a.m., Philadelphia time, on the Business Day of any proposed prepayment and, in the case of Eurodollar Committed Loans, no later than 11:00 a.m., Philadelphia time, three Business Days before any such proposed prepayment. On the date of any termination or reduction of the Commitments pursuant to
Section 2.18, the Company shall pay or prepay so much of the Committed Borrowings as shall be necessary in order that the sum of the aggregate principal amount of the Loans then outstanding and the L/C Obligations then outstanding will not exceed the Total Commitment after giving effect to such termination or reduction. In each case the notice shall specify the date and amount of each such prepayment, whether the prepayment is of Eurodollar Committed Loans, Base Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each; provided, however, that each such partial prepayment of (i) Eurodollar Committed Loans shall be in the principal amount of at least $5,000,000 or in whole multiples of $500,000 in excess thereof and (ii) Base Rate Loans shall be in the principal amount of at least $2,500,000 or in whole multiples of $100,000 in excess thereof. The Company shall not have the right to prepay any Competitive Borrowing.

              (b)  Each notice of prepayment shall be
irrevocable and shall commit the Company to prepay such Loans by the amount stated therein. All prepayments of Eurodollar Loans under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

              (c) Upon receipt of any notice of prepayment, the Administrative Agent shall promptly notify each Bank thereof.

              (d)  All prepayments of Committed Loans under this
Section 2.19 shall, unless otherwise instructed by the Company, be applied first to any Base Rate Loans then outstanding and the balance, if any, to Eurodollar Committed Loans then outstanding, with payments applied to Eurodollar Committed Loans being applied in order of next maturing Interest Period.

         2.20 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Committed Loans as such, convert Base Rate Loans into Eurodollar Committed Loans and refinance Base Rate Loans or Fixed Rate Loans to Eurodollar Committed Loans shall forthwith be cancelled and (b) such Bank's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to Section 2.23.

         2.21 Requirements of Law. (a) Notwithstanding any other provision herein, in the event that any change in any Requirement of Law or in the interpretation, or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                   (i) shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan or Fixed Rate Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for taxes covered by Section 2.22 and changes in the rate of tax on the net income of such Bank);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the interest rate on such Eurodollar Loan or Fixed Rate Loan hereunder; or

                 (iii)  shall impose on such Bank any other
    condition;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank deems to be material, of making, converting or refinancing into, continuing or maintaining Eurodollar Loans or Fixed Rate Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Company shall as promptly as practicable pay such Bank, upon its written demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Company in writing, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection (detailing the basis for calculation of such additional amounts) submitted by such Bank (with a copy to the Administrative Agent) to the Company shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

              (b)  In the event that any Bank shall have
reasonably determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission as promptly as practicable by such Bank to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Company in writing, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection (detailing the basis for calculation of such additional amounts) submitted by such Bank (with a copy to the Administrative Agent) to the Company shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

              (c) Each Bank agrees that it will use reasonable efforts in order to avoid or to minimize, as the case may be, the payment by the Company of any additional amount under subsections
2.21(a) or (b); provided, however, that no Bank shall be obligated to incur any expense, cost or other amount in connection with utilizing such reasonable efforts.

         2.22 Taxes. (a) All payments made by the Company under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Bank, net income taxes and franchise or gross receipts taxes imposed on the Administrative Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Bank (excluding a connection arising solely from the Administrative Agent or such Bank having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes").
If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

              (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Administrative Agent
(i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to the Company and the Administrative Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Administrative Agent. Each such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

              (c) Notwithstanding the foregoing subsections 2.22(a) or 2.22(b), the Company shall not be required to pay any additional amounts to the Administrative Agent or any Bank in respect of United States withholding tax pursuant to such subsections if (i) the obligation to pay such additional amounts would not have arisen but for a failure by the Administrative Agent or such Bank to comply with the requirements of subsection 2.22(b) or (ii) the Administrative Agent or such Bank shall not have furnished the Company with such forms listed in subsection 2.22(b) and shall not have taken such other steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention to obtain an exemption from, or reduction (to the lowest applicable rate) of, such United States withholding tax.

         2.23 Indemnity. (a) The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (i) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loan or Fixed Rate Loan,
(ii) default by the Company in making a borrowing of, refinancing of, conversion into or continuation of Eurodollar Loans or Fixed Rate Loans, as the case may be, after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Company in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement or (iv) the making of a prepayment (whether voluntarily, as a result of acceleration or otherwise) of Eurodollar Loans or Fixed Rate Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts that a Bank is entitled to receive under this
Section 2.23 (detailing the basis for calculation of such additional amounts) submitted by such Bank, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error and all such amounts shall be paid by the Company promptly upon demand by such Bank. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

              (b) For the purpose of calculation of all amounts payable to a Bank under this subsection, each Bank shall be deemed to have actually funded its relevant Eurodollar Loan or Fixed Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate or the applicable rate for such Fixed Rate Loan, as the case may be, in an amount equal to the amount of that Eurodollar Loan or Fixed Rate Loan, as the case may be, and having a maturity comparable to the relevant Interest Period; provided, however, that each Bank may fund each of its Eurodollar Loans or Fixed Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

         2.24 Pro Rata Treatment, etc. Except as required under Section 2.20, each Committed Borrowing, each payment or prepayment of principal of any Committed Borrowing, each payment of interest on the Committed Loans, each payment of the Facility Fees, each reduction of the Commitments, each conversion of Committed Loans and each refinancing of any Borrowing with a Committed Borrowing of any Type, shall be made pro rata among the Banks in accordance with their respective Commitment Percentages. Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Banks participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Banks participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. Each Bank agrees that in computing such Bank's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Bank's percentage of such Borrowing to the next higher or lower whole dollar amount.

         2.25 Payments. (a) The Company shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 12:00 (noon), Philadelphia time, on the date when due in Dollars to the Administrative Agent at its offices at Broad and Chestnut Streets, Philadelphia, Pennsylvania, in immediately available funds. To the extent any amounts received by the Administrative Agent are to be distributed to the Banks, the Administrative Agent shall so distribute such amount to the Banks promptly upon receipt in like funds as received.

              (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) (but excluding payments on Eurodollar Loans) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

              (c)  All payments by the Company to the
Administrative Agent or the Banks hereunder or under the Notes shall be made without setoff or counterclaim of any kind.

         2.26 Conversion and Continuation Options. The Company shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 11:00 a.m., Philadelphia time, on the Business Day of conversion, to convert any Eurodollar Committed Loan to a Base Rate Loan, (ii) not later than 11:00 a.m., Philadelphia time, three Business Days prior to conversion or continuation, to convert any Base Rate Loan into a Eurodollar Committed Loan or to continue any Eurodollar Committed Loan as a Eurodollar Committed Loan for any additional Interest Period and (iii) not later than 11:00 a.m., Philadelphia time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Committed Loan to another permissible Interest Period, subject in each case to the following:

              (a)  a Eurodollar Committed Loan may not be
converted at a time other than the last day of the Interest
Period applicable thereto;

              (b) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Committed Loan;

              (c) no Eurodollar Committed Loan may be continued as such and no Base Rate Loan may be converted to a Eurodollar
Committed Loan when any Default has occurred and is continuing;

              (d) any portion of a Eurodollar Committed Loan that cannot be converted into or continued as a Eurodollar Committed Loan by reason of paragraph 2.26(b) or 2.26(c) automatically shall be converted at the end of the Interest Period in effect for such Loan to a Base Rate Loan;

              (e) on the last day of any Interest Period for Eurodollar Committed Loans, if the Company has failed to give notice of conversion or continuation as described in this subsection or if such conversion or continuation is not permitted pursuant to this subsection 2.26, such Loans shall be converted to Base Rate Loans on the last day of such then expiring Interest Period; and

              (f) Each request by the Company to convert or continue a Loan shall constitute a representation and warranty that each of the representations and warranties made by the Company herein is true and correct in all material respects on and as of such date as if made on and as of such date.

Accrued interest on a Loan (or portion thereof) being converted shall be paid by the Company at the time of conversion.

         2.27 Minimum Amounts of Tranches. All borrowings, conversions and continuation of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche of Eurodollar Committed Loans and each Tranche of Competitive Loan shall be equal to $5,000,000 or a whole multiple of $500,000 in excess thereof.

         2.28 Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be used by the Company (a) to refinance the Refinanced Debt and (b) for working capital and general corporate purposes in the ordinary course of business. The proceeds of any Committed Loans or Competitive Loans made after the Closing Date shall be used by the Company (i) for working capital purposes and general corporate purposes in the ordinary course of business or (ii) to finance in whole or in part acquisitions, but only to the extent such acquisitions are permitted under this Agreement, including under Section 6.4.

                SECTION 3.  REPRESENTATIONS AND WARRANTIES

         To induce the Agents and the Banks to enter into this Agreement, to make the Loans and to issue and/or participate in Letters of Credit, the Company hereby represents and warrants to each Agent and each Bank that:

         3.1 Corporate Status. Each of the Company and its Subsidiaries (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority, and the legal right, to own its property and assets, to lease the property it operates as lessee and to transact the business in which it is engaged or presently proposes to engage, (c) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and
(d) is in compliance with all Requirements of Laws except to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         3.2  Corporate Power and Authority.  Each of the
Company and its Subsidiaries has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Transaction Documents to which it is a party (including borrowing hereunder) and has taken all necessary corporate action to authorize the execution, delivery and performance by it of such Transaction Documents. Each of the Company and its Subsidiaries has duly executed and delivered each such Transaction Document, and each such Transaction Document constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

         3.3 No Violation. Neither the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, nor compliance by it with the terms and provisions thereof nor the consummation of the Transactions, (a) will violate any Requirement of Law or (b) will result in any breach of any of the terms, covenants, conditions or provisions of, or require a consent under (except to the extent already obtained) or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any Requirement of Law or Contractual Obligation or (c) will violate any provision of the Articles or Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries.

         3.4 Litigation. There are no actions, suits, investigations or proceedings pending, or to the Company's best knowledge, threatened (a) with respect to any of the Transactions or Transaction Documents or (b) that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         3.5 Financial Condition. The consolidated balance sheet of the Company and its consolidated Subsidiaries as at January 28, 1995 and the related consolidated statements of income, cash flows and retained earnings for the fiscal year ended on such date, copies of which have heretofore been furnished to each Bank, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.
The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at July 29, 1995 and the related unaudited consolidated statements of income, cash flows and retained earnings for the six-month period ended on such date, certified by a Principal Financial Officer, copies of which have heretofore been furnished to each Bank, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Contingent Obligation, liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is required by GAAP to be but is not reflected in the foregoing statements or in the notes thereto.

         3.6 Solvency. On the Closing Date and after giving effect to the Transactions, each of the Company and the Company and its Subsidiaries taken as a whole will be Solvent.

         3.7 Projections. The projections dated October 24, 1995 previously delivered to the Banks have been prepared on the basis of the assumptions accompanying them, and such projections and assumptions, as of the date of preparation thereof and as of the Closing Date, are reasonable and represent the Company's good faith estimate of its future financial performance, it being understood that nothing contained in this Section shall constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

         3.8  Material Adverse Change.  Except as set forth in
Schedule 3.8, since the later of January 28, 1995 and the date of the most recent financial statements delivered to the Banks pursuant to Section 5.1(b) there has been no development or event which has had a Material Adverse Effect.

         3.9 Use of Proceeds; Margin Regulations. All proceeds of each Loan will be used by the Company only in accordance with the provisions of Section 2.28. No part of the proceeds of any Loan will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. If requested by any Bank or the Administrative Agent, the Company will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

         3.10 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any subdivision thereof, or any other Person (including stockholders and creditors of the Company) is required to authorize, or is required in connection with (a) the execution, delivery and performance of any Transaction Document or the consummation of any of the Transactions or (b) the legality, validity, binding effect or enforceability of any Transaction Document.

         3.11 Tax Returns and Payments. The Company and each of its Subsidiaries has filed all tax returns required to be filed by it and has paid (a) all taxes and assessments payable by it which have become due and (b) all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, other than those not yet delinquent or those that are reserved against in accordance with GAAP which are being diligently contested in good faith by appropriate proceedings. Except as disclosed in Schedule 6.3 hereto, no tax Lien has been filed against the Company or any of its Subsidiaries.

         3.12 ERISA. As of the Closing Date, the Company has no Plans other than those listed on Schedule 3.12. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan. There are no Unfunded Benefit Liabilities under any Plan. The Company and each member of its

ERISA Controlled Group have complied with the requirements of
Section 515 of ERISA with respect to each Multiemployer Plan and is not in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. The aggregate potential total withdrawal liability, and the aggregate potential annual withdrawal liability payments of the Company and the members of its ERISA Controlled Group as determined in accordance with Title IV of ERISA as if the Company and the members of its ERISA Controlled Group had completely withdrawn from all Multiemployer Plans is not greater than $1,000,000 and $500,000, respectively. To the best knowledge of the Company and each member of its ERISA Controlled Group, no Multiemployer Plan is or is likely to be in reorganization (as defined in Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in
Section 4245 of ERISA). No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been, or is expected by the Company or any member of its ERISA Controlled Group to be, incurred by the Company or any member of its ERISA Controlled Group, other than the liability to fund benefits in the normal course. Except as otherwise disclosed on
Schedule 3.12 hereto, neither the Company nor any member of its ERISA Controlled Group has any material contingent liability with respect to any post-retirement benefit under any "welfare benefit plan" (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA. No Lien under Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected by the Company or any member of its ERISA Controlled Group to be imposed on the assets of the Company or any member of its ERISA Controlled Group.

         3.13 Investment Company Act; Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is
(a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

         3.14  Compliance With Law.  The Company and each of its
Subsidiaries is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees except where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         3.15 Representations and Warranties in Receivables Program. All representations and warranties made by the Company or any of its Subsidiaries in the Receivables Program Documents, and, to the best of the Company's knowledge, all representations made by each other Person in such Documents, are true and correct in all material respects. None of such representations and warranties are inconsistent in any material respect with the representations and warranties of the Company or any of its Subsidiaries made herein or in any other Loan Document.

         3.16 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company or any of its Subsidiaries in writing to the Administrative Agent or any Bank on or prior to the Closing Date, for purposes of or in connection with this Agreement or any of the other Loan Documents is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company or any of its Subsidiaries in writing to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time. Except as set forth in
Schedule 3.8, as of the Closing Date, there are no facts, events or conditions known to the Company which, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect.

         3.17  Corporate Structure; Capitalization.  Schedule
3.17 hereto sets forth the number of authorized and issued shares of capital stock of the Company and each of its Subsidiaries, the par value thereof and, in the case of Subsidiaries, the registered owner(s) thereof, in each case as of the Closing Date. All of such stock has been duly and validly issued and is fully paid and non-assessable. Except as set forth in such Schedule, as of the Closing Date, neither the Company nor any such Subsidiary has outstanding any securities convertible into or exchangeable for its capital stock nor does the Company or any such Subsidiary have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

         3.18 Environmental Matters. (a) Except as set forth in Schedule 3.18, (i) each of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) each of the Company and its Subsidiaries have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted, all such Environmental Approvals are in effect, no appeal or other action is pending to revoke any such Environmental Approval, and the Company and each of its Subsidiaries are in full compliance with all terms and conditions of such Environmental Approvals,
(iii) none of the Company, its Subsidiaries nor any of their Environmental Affiliates has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or such Subsidiary or Environmental Affiliate is not in full compliance with all Environmental Laws, and (iv) to the Company's best knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future.

              (b) Except as set forth in Schedule 3.18, there is no Environmental Claim pending or, to the Company's best knowledge, threatened against the Company, any of its Subsidiaries or any Environmental Affiliate.

              (c)  There are no past or present actions,
activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claims against the Company, any of its Subsidiaries or any of their Environmental Affiliates, which Environmental Claims, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

              (d) No Release or Cleanup has occurred at any property currently owned or leased by the Company or its Subsidiaries that could result in the assertion or creation of a Lien on said property by any Governmental Authority with respect thereto, nor has any such assertion of a Lien been made by any Governmental Authority with respect thereto.

              (e) Without in any way limiting the generality of the foregoing, except as disclosed in Schedule 3.18, (i) there are no underground storage tanks located on property owned or leased by the Company or any of its Subsidiaries and (ii) no polychlorinated biphenyls (PCB's) are used or stored at any property owned or leased by the Company or any of its Subsidiaries.

         3.19 Insurance. Schedule 3.19 sets forth a complete and accurate description of all policies of insurance maintained by the Company and its Subsidiaries as of the Closing Date. The Company has paid all premiums due on or prior to the Closing Date in respect of such policies and all such policies are in full force and effect.

         3.20 Patents, Trademarks, etc. Each of the Company and its Subsidiaries has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted. To the Company's best knowledge, no material product, process, method, substance, part or other material presently sold by or employed by the Company or any of its Subsidiaries in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person. There is not pending or overtly threatened any claim or litigation against or affecting the Company or any of its Subsidiaries contesting its right to sell or use any such product, process, method, substance, part or other material.

         3.21 Ownership of Property. Schedule 3.21 sets forth, as of the Closing Date, all the real property owned or leased by the Company or any of its Subsidiaries and identifies the street address, the current owner (and current record owner, if different) and whether such property is leased or owned. The Company and its Subsidiaries have good and marketable fee simple title to or valid leasehold interests in all real property owned or leased by the Company or its Subsidiaries, and good title to all of their personal property subject to no Lien of any kind except Liens permitted hereby. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases.

         3.22 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to (a) any Transaction Document or (b) any other Contractual Obligation to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default exists.

         3.23 Licenses, etc. The Company and its Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted.

         3.24 No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any other Contractual Obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         3.25 Labor Matters. Except as set forth on Schedule 3.25, as of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company or any of its Subsidiaries, and none of such Persons has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years and to the best knowledge of such Persons, there are none now threatened.


                     SECTION 4.  CONDITIONS PRECEDENT

         4.1 Conditions to Initial Extensions of Credit. The agreement of each Bank to make its initial Extensions of Credit are subject to the satisfaction, immediately prior to or concurrently with the making of such Extensions of Credit on the Closing Date, of the following conditions precedent:

              (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Company, with a counterpart for each Bank and (ii) for the account of each Bank, a Committed Note and a Competitive Note conforming to the requirements hereof and executed by a duly authorized officer of the Company.

              (b)  Legal Opinions.  The Agent shall have
received a legal opinion, dated the Closing Date, from Morgan, Lewis & Bockius LLP, counsel to the Company, addressed to the Agents and the Banks, substantially in the form of Exhibit C hereto. Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

              (c)  Corporate Documents.  The Administrative
Agent shall have received the Articles of Incorporation of the Company, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by the Secretary of State of the Commonwealth of Pennsylvania as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which the Company is required to be qualified to transact business, each to be dated a date not more than ten (10) days prior to the Closing Date.

              (d)  Certified Resolutions, etc.  The
Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Company dated the Closing Date certifying (i) the names and true signatures of the incumbent officers of the Company authorized to sign the Loan Documents, (ii) the By-Laws of the Company as in effect on the Closing Date, (iii) the resolutions of the Company's Board of Directors approving and authorizing the execution, delivery and performance of all Transaction Documents and that the resolutions have not been amended, modified, revoked or rescinded, and (iv) that there have been no changes in the Articles of Incorporation of the Company since the date of the most recent certification thereof by the Secretary of State of the Commonwealth of Pennsylvania.

              (e) Officer's Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Company, dated the Closing Date, certifying that to the best of his or her knowledge, (i) the representations and warranties contained in Section 3 are true and correct as of the Closing Date as if made on such date, (ii) the Company is in compliance with the covenants and agreements contained in this Agreement, (iii) there is no Event of Default or Default as of the Closing Date after giving effect to the Transactions, (iv) the Receivables Program Documents are in full force and effect and no material term or condition thereof has been amended from the form thereof delivered to the Administrative Agent, or waived, except as disclosed to the Administrative Agent or its counsel prior to the execution of this Agreement and (v) subject to the foregoing, neither the Company nor, to the best of his or her knowledge, any such other party is in default in the performance or compliance with any of the terms or provisions thereof, except to the extent that performance thereof or compliance therewith or default has been waived with the prior written consent of the Banks.

              (f)  Receivables Program.  The Administrative
Agent shall have received satisfactory evidence of the execution, delivery and effectiveness of the Receivables Program Documents and of receipt by the Company of not less than $125,000,000 in net cash proceeds from the initial funding thereunder. The Administrative Agent shall have received copies of the Receivables Program Documents and any amendments or supplements thereto, certified as of the Closing Date by a Responsible Officer of the Company to be true, correct and complete copies of such documents.

              (g) Refinancing. The Administrative Agent shall have received evidence satisfactory to it that the Refinanced Debt, together with all interest, fees, penalties and other amounts payable in respect hereof, shall have been repaid in full and that all agreements relating thereto shall have been terminated.

              (h) Lien Search Reports. The Administrative Agent shall have received satisfactory reports of UCC, tax lien and judgment searches conducted by a search firm acceptable to the Administrative Agent with respect to the Company in each of the locations set forth in Schedule 4.1(h) hereto, together with

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

satisfactory searches of the United States Patent and Trademark
Office.

              (i) Environmental Matters. The Banks shall be satisfied that neither the Company nor any of its Subsidiaries is subject to any present or contingent environmental liability which could have a Material Adverse Effect.

              (j) Fees and Expenses. The Administrative Agent shall have received (a) the fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) all other fees and expenses due and payable hereunder on or before the Closing Date (if then invoiced), including, without limitation, the reasonable fees and expenses accrued through the Closing Date of Ballard Spahr Andrews & Ingersoll, counsel to the Administrative Agent in connection with the transactions contemplated by the Loan Documents.

              (k) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Company or its Subsidiaries, and the validity and enforceability, of the Transaction Documents, or in connection with any of the Transactions, and such consents, licenses and approvals shall be in full force and effect.

              (l)  Litigation.  There shall be no actions,
suits, investigations or proceedings pending, or to the Company's best knowledge, threatened (i) with respect to any of the Transactions or (ii) that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse
Effect.

              (m) Additional Matters. The Administrative Agent shall have received such other certificates, opinions, documents and instruments relating to the Transactions as may have been reasonably requested by the Administrative Agent and all corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan Documents shall be satisfactory in form and substance to the Administrative Agent and its counsel.

         4.2 Conditions to Extensions of Credit. The agreement of each Bank to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial
Extension of Credit) is subject to the satisfaction of the following conditions precedent:

              (a) Representations and Warranties. Each of the representations and warranties made by the Company herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such date as if made on and as of such date.

              (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit requested to be made on such date.

              (c) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation, proceeding or investigation shall be pending or threatened, which in the judgment of the Required Banks, would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Extension of Credit.

              (d) No Material Adverse Effect. No event, act or condition shall have occurred after January 28, 1995, which, in the judgment of the Required Banks, has had or could reasonably be expected to have a Material Adverse Effect.

              (e) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as its shall reasonably request.

Each Borrowing by and Letter of Credit issued on behalf of the Company hereunder shall constitute a representation and warranty by the Company to each Bank and the Agents that all of the conditions required to be satisfied under this Section 4 in connection with making of such Extension of Credit have been satisfied.


                     SECTION 5.  AFFIRMATIVE COVENANTS

         The Company hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Bank or any Agent hereunder:

         5.1 Information Covenants. The Company shall furnish to each Bank and to the Administrative Agent:

              (a) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the close of each quarterly accounting period in each fiscal year of the Company (other than the fourth quarterly accounting period), unaudited condensed consolidated financial statements of the Company and its consolidated Subsidiaries, including the consolidated condensed balance sheet of the Company and its Subsidiaries as at the end of such quarterly period and the related consolidated condensed statements of income and condensed cash flow for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case (except for the consolidated condensed balance sheet) setting forth comparative figures for the related periods in the prior fiscal year. All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods.

              (b) Annual Financial Statements. As soon as available, but in any event not later than 90 days after the close of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its consolidated Subsidiaries, including therein the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flow and retained earnings for such fiscal year, setting forth comparative figures for the preceding fiscal year, all in reasonable detail, and, with respect to such consolidated financial statements, certified without qualification by Ernst & Young, LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Company, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of the Company's failure to comply with the provisions of Sections 6.1, 6.2, 6.5 and 6.7, in each case insofar as they relate to accounting matters.

              (c)  Management Letters.  Promptly after the
Company's receipt thereof, a copy of any "management letter" or other material report received by the Company from its certified public accountants.

              (d) Budgets. At the time of the delivery of the financial statements under clause (b) above, and, in addition, within forty-five (45) days after a written request therefor from

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

the Administrative Agent (such request to occur no more frequently than annually unless a Default shall exist and be continuing), a budget and/or financial forecast of results of operations and sources and uses of cash (in form reasonably acceptable to the Administrative Agent) prepared by the Company for the fiscal year for which such request is made, accompanied by a written statement of the assumptions used in connection therewith. If requested by the Administrative Agent, the financial statements required to be delivered pursuant to clauses
(a) and (b) above shall be accompanied by a comparison of the actual financial results set forth in such financial statements to those contained in the forecasts delivered pursuant to this clause (d) together with an explanation of any material variations from the results anticipated in such forecasts.

              (e) Officer's Certificates. At the time of the delivery of the financial statements under clauses (a) and (b) above, a compliance certificate of a Principal Financial Officer in a form reasonably acceptable to the Administrative Agent (a "Compliance Certificate") which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Company and its Subsidiaries on the dates and for the periods indicated, subject, in the case of interim financial statements, to normally recurring year-end adjustments and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Company has taken and/or proposes to take in respect thereof. The Compliance Certificate shall also set forth the calculations required to establish whether the Company was in compliance with the provisions of Section 6.1 during and as at the end of the accounting period covered by the financial statements accompanied by such certificate.

              (f) Notice of Default or Litigation. Promptly and in any event within one Business Day after the Company or any Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, (ii) any litigation or proceeding involving a Governmental Authority pending or threatened against the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect, (iii) any default or event of default under any

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

Contractual Obligation of the Company or any of its Subsidiaries which, if not cured, could reasonably be expected to have a Material Adverse Effect, (iv) any litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance, as reasonably determined by the Company's corporate counsel, or in which injunctive or similar relief is sought, and
(v) any other event, act or condition which could reasonably be expected to result in a Material Adverse Effect.

              (g)  ERISA.

                   (i)  As soon as possible and in any event
within 10 days after the Company or any member of its ERISA
Controlled Group knows, or has reason to know, that:

                        (A)  any Termination Event with respect
         to a Plan has occurred or will occur, or

                        (B)  any condition exists with respect
         to a Plan which presents a material risk of termination of the Plan or imposition of an excise tax or other liability in excess of $100,000 on the Company or any member of its ERISA Controlled Group, or

                        (C)  the Company or any member of its
         ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or

                        (D)  the Company or any member of its
         ERISA Controlled Group has engaged in a "prohibited transaction," as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA, or

                        (E)  the aggregate present value of the
         Unfunded Benefit Liabilities under all Plans has in any year increased by $500,000 or to an amount in excess of $750,000, or

                        (F)  any condition exists with respect
         to a Multiemployer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by the Company or any member of its ERISA Controlled Group from a Multiemployer Plan and a resultant withdrawal liability greater than $750,000, or

                        (G)  the Company or any member of its
         ERISA Controlled Group is in "default" (as defined in
         Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan which default (I) has not been and will not be cured within the time permitted for such defaults to be cured or (II) is in an amount in excess $50,000, or

                        (H)  a Multiemployer Plan is in
         "reorganization" (as defined in Section 418 of the Code or Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA), or

                        (I)  the potential withdrawal liability
         (as determined in accordance with Title IV of ERISA) of the Company and the members of its ERISA Controlled Group with respect to all Multiemployer Plans has in any year increased by $500,000 or to an amount in excess of $1,000,000, or

                        (J)  there is an action brought against
         the Company or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA,

a certificate of a Responsible Officer of the Company setting forth the details of each of the events described in clauses (A) through (J) above as applicable and the action which the Company or the applicable member of its ERISA Controlled Group has taken and/or proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (A) through (J) above, as applicable.

                  (ii)  As soon as possible and in any event
within two Business Days after the receipt by the Company or any member of its ERISA Controlled Group of a demand letter from the PBGC notifying the Company or such member of its ERISA Controlled Group of its final decision finding liability, a copy of such letter, together with a certificate of a Responsible Officer of the Company setting forth the action which the Company or such member of its ERISA Controlled Group has taken and/or proposes to take with respect thereto.

              (h) SEC Filings. Promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company or any of its Subsidiaries shall file with the Securities and Exchange Commission or any Governmental

Authority substituted therefore or which the Company or any of its Subsidiaries shall send to its stockholders.

              (i) Environmental. Promptly and in any event within two Business Days after the existence of any of the following conditions, a certificate of a Responsible Officer of the Company specifying in detail the nature of such condition and the Company's or its Subsidiary's, as the case may be, proposed response thereto: (i) the receipt by the Company or any of its Subsidiaries of any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that it or any Environmental Affiliate is not in compliance with applicable Environmental Laws, or (ii) the Company or any of its Subsidiaries shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against it or any Environmental Affiliate.

              (j) Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent may reasonably request.

         5.2 Books, Records and Inspections. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Company shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of any Bank to visit and inspect any of the properties of the Company or any of its Subsidiaries, and to examine the books of record and account of the Company or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with, and to be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice and at such reasonable times as such Bank may desire.

         5.3 Maintenance of Insurance. The Company shall, and shall cause each of its Subsidiaries to, (a) maintain with financially sound and reputable insurance companies insurance on itself and its properties in at least such amounts and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business, which insurance shall in any event not provide for materially less coverage than the insurance in effect on the Closing Date as set forth on Schedule 3.19, and (b) furnish to the Administrative Agent from time to time, upon written request, copies of the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as the Administrative Agent may reasonably request.

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

         5.4 Taxes. The Company shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Company or such Subsidiary, except as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP.

         5.5 Corporate Franchises. The Company shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals except where the failure to so preserve any of the foregoing (other than existence) could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         5.6 Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, any Governmental Authority, in respect of the conduct of their business and the ownership of their property, including, without limitation, all Environmental Laws, except such non-compliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, upon discovery of any violation of any Environmental Law by the Company or any of its Subsidiaries, the Company shall take all necessary steps to initiate and expeditiously complete all investigative, remedial and corrective and other action to cure such violation and eliminate such Material Adverse Effect.

         5.7 Performance of Obligations. The Company shall, and shall cause each of its Subsidiaries to, perform all of its obligations of any nature, including under terms of each mortgage, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties is bound or to which it is a party, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

         5.8 Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, ensure that its properties used or useful in its business are kept in good

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

repair, working order and condition, normal wear and tear excepted.

         5.9 Further Assurances. The Company shall, and shall cause each of its Subsidiaries to, execute any and all further documents that may be required under applicable law or which the Required Banks or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents.

         5.10 Conduct of Business and Maintenance of Existence. Subject to Section 6.4 hereof, the Company shall, and shall cause each of its Subsidiaries to (a) continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.11 Subsequent Credit Terms. The Company shall notify the Administrative Agent in writing prior to entering into any new credit agreement or any amendment or modification of any existing credit arrangement pursuant to which the Company agrees to any financial and other affirmative or negative covenant (other than any of the foregoing pursuant to which the Company provides or agrees to provide collateral for its obligations) which is less favorable in any material respect to the Company than the comparable provision contained in this Agreement. Promptly after entering into such an agreement, the Company shall provide a copy thereof to the Administrative Agent. Effective upon the Company's entry into any such agreement, amendment or modification, the corresponding covenants, terms and conditions of this Agreement shall be, unless otherwise provided by the Required Banks, automatically and immediately amended to conform with and to include the applicable covenant(s), term(s) and/or condition(s) of such other agreement (until such agreement is terminated and all amounts owing thereunder are repaid whereupon such covenants, terms and conditions shall revert to the provisions contained in this Agreement); provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of this Agreement that, in the sole judgment of the Required Banks, is more favorable to the Company. The Company hereby agrees promptly to execute and deliver any and all such documents and instruments and to take all such further actions as the Administrative Agent may, in its sole discretion, deem necessary or appropriate to effectuate the provisions of this
Section 5.11.

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

                      SECTION 6.  NEGATIVE COVENANTS

         The Company hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Bank or any Agent hereunder:

         6.1  Financial Covenants.

              (a) Leverage Ratio. The Company shall not permit the Leverage Ratio as of the last day of any fiscal quarter of the Company, commencing with the fiscal quarter ending on October 28, 1995, to exceed .50:1.0; provided that, in calculating the Leverage Ratio for the fiscal quarter ending October 28, 1995, there shall be excluded from Consolidated Total Debt such Indebtedness as would have been excluded therefrom had the Receivables Program been in effect on and as of the end of such fiscal quarter, up to a maximum exclusion of $140,000,000.

              (b) Fixed Charge Coverage Ratio. The Company shall not permit the ratio of (i) the sum of (x) Consolidated EBITDA and (y) Consolidated Rental Expense to (ii) Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending during any period set forth below to be less than the ratio set forth opposite such period below:

                Period                                Ratio
                ------                                -----

3rd Fiscal Quarter 1995                                1.85:1.0
4th Fiscal Quarter 1995 through 3rd Quarter 1996       2.25:1.0
4th Fiscal Quarter 1996 through 3rd Quarter 1997       2.90:1.0
4th Fiscal Quarter 1997 and each Quarter thereafter    3.10:1.0

provided that, in calculating such ratio as of the end of the third fiscal quarter of 1995, there shall be added to Consolidated EBITDA the amount deducted therefrom (up to $1,700,000) in respect of the Special Charge.

              (c) Minimum Consolidated Tangible Net Worth. The Company shall not permit Consolidated Tangible Net Worth on the last day of any fiscal quarter to be less than the sum of $215,000,000 plus twenty-five percent (25%) of Consolidated Net Income for each full fiscal year of the Company commencing with the fiscal year ending February 1, 1997, and effective for the fiscal quarter ending on such date, exclusive of any such fiscal year in which Consolidated Net Income is a negative.

              (d) Capital Expenditures. The Company shall not make or incur (or commit to make or incur) and shall not permit any of its Subsidiaries to make or incur (or commit to make or incur) any Capital Expenditures, except Capital Expenditures of the Company and its Subsidiaries in any fiscal year of the Company set forth below not in excess, in the aggregate for the Company and all of its Subsidiaries, of the amount (the "Maximum Amount") set forth below opposite such fiscal year:

         Fiscal Year Ending               Maximum Amount
         ------------------               --------------

         February 3, 1996                  $44,500,000
         February 1, 1997                  $17,500,000
         January 31, 1998                  $23,000,000
         January 31, 1999                  $28,750,000;

provided that, (i) commencing with the fiscal year beginning February 4, 1996, any amount not expended in the fiscal year for which it is permitted above may be carried over for expenditure in the next following fiscal year (but not in any succeeding years), (ii) for the fiscal year ending February 3, 1996, there shall be excluded from Capital Expenditures for such fiscal year all Capital Expenditures associated with the construction of the Company's Concord Home Furnishings Store in an amount not to exceed $6,500,000 in the aggregate, and (iii) there shall be excluded from the calculation of Capital Expenditures any acquisitions, to the extent permitted under Section 6.4(b)(i)(y).


         6.2 Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than:

              (a)  Indebtedness hereunder and under the other
Loan Documents;

              (b) Indebtedness outstanding on the Closing Date and set forth on Schedule 6.2;

              (c) Indebtedness with respect to Capital Leases and other purchase money Indebtedness, in each case incurred to finance Capital Expenditures permitted under Section 6.1(d), not in excess of $10,000,000 in the aggregate at any one time outstanding; provided that, any such Indebtedness shall not exceed the lesser of the purchase price or the fair market value of the asset so financed;

              (d) Indebtedness owed by Subsidiaries of the Company to the Company;


              (e)  Unsecured letters of credit (other than
Letters of Credit issued hereunder) in an aggregate outstanding face amount not to exceed $10,000,000;

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

              (f)  Other unsecured Indebtedness of any
Subsidiary of the Company created, incurred or assessed after the date hereof not enumerated in clauses (a) through (e) above, provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000 at any one time outstanding, exclusive of any such Indebtedness owed by one or more Subsidiaries to the Company; and

              (g) Other unsecured Indebtedness of the Company created, incurred or assessed after the date hereof not enumerated in clauses (a) through (e) above.

         6.3 Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereafter acquired, other than:

              (a) Liens existing on the Closing Date and set forth on Schedule 6.3 hereto;

              (b) inchoate Liens for taxes, assessments or governmental charges not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

              (c) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law (other than any Lien imposed by ERISA or pursuant to any Environmental Law) created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted;

              (d) Liens (other than any Lien imposed by ERISA or pursuant to any Environmental Law) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

              (e)  Easements, rights-of-way, construction,
operating and reciprocal easement agreements, zoning and similar restrictions and other similar charges, covenants or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Company or any of its Subsidiaries;

              (f) Judgment Liens so long as the claims secured thereby do not exceed $1,000,000 in the aggregate and are being contested in good faith pursuant to appropriate proceedings; and

              (g) Liens created pursuant to Capital Leases and to secure other purchase-money Indebtedness permitted pursuant to
Section 6.2(c), provided that such Liens are (i) only in respect of the property or assets subject to, and secure only, the respective Capital Lease or other purchase-money Indebtedness,
(ii) the Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased and
(iii) the principal amount of Indebtedness secured by any such Lien shall not at any time exceed 100% of the original purchase price of such property.

         6.4 Restriction on Fundamental Changes. (a) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property, whether now or hereafter acquired, except (i) as otherwise permitted under Section 6.5, and (ii) any Wholly-Owned Subsidiary of the Company may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Company or any other Wholly-Owned Subsidiary of the Company.

              (b) The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except for (w) purchases of receivables pursuant to and in accordance with the Receivables Program Documents, (x) purchases of inventory, equipment, materials and supplies in the ordinary course of the Company's or such Subsidiary's business, or (y) acquisitions of assets for use primarily in retail sales or the stock of a Person whose primary business is retail sales, but only if (I) after giving effect to such an acquisition, there is no Default or Event of Default, including compliance with the covenants set forth in Section 6.1 and (II) the total cost of all such acquisitions in any fiscal year (including without limitation the assumption of any liabilities in connection with such acquisitions) shall not exceed $7,500,000, or (ii) enter into any partnership or joint venture.

              (c) The Company shall not, and shall not permit any of its Subsidiaries to, amend its certificate or articles of

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incorporation or by-laws to the extent such amendment is adverse to the Banks in any material respect.

         6.5 Sale of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, convey, lease, sell, transfer or otherwise dispose of (or agree to do so at any future time) all or any part of its property or assets, except (a) sales of inventory in the ordinary course of business; (b) sales of equipment which is uneconomic, obsolete or no longer useful in its business provided that the aggregate net book value of all equipment so sold does not exceed $1,000,000 in any fiscal year;
(c) sales of receivables pursuant to and in accordance with the provisions of the Receivables Program Documents in an aggregate principal or invested amount not to exceed $150,000,000 at any one time outstanding; (d) the transfer of the Island Avenue Distribution Facility pursuant to the condemnation of such facility by the City of Philadelphia; and (e) sales of other assets of the Company and its Subsidiaries for fair market value, provided that the aggregate amount of such sales, determined in accordance with GAAP, in any fiscal year does not exceed five percent (5%) of the Company's Consolidated Assets as at the end of the immediately preceding fiscal year.

         6.6 Contingent Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, create or become or be liable with respect to any Contingent Obligation, except Contingent Obligations which are in existence on the Closing Date and which are set forth on Schedule 6.6.

         6.7 Advances, Investments and Loans. The Company shall not, and shall not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or directly or indirectly purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person (each an "Investment"), except that the following shall be permitted:

              (a) accounts receivable owned by the Company and its Subsidiaries, if created in the ordinary course of the business of the Company and its Subsidiaries and payable or dischargeable in accordance with customary trade terms;

              (b) loans and advances to the Company by any of its Subsidiaries which have been subordinated to the obligations of the Company to the Banks hereunder and under the Notes on terms and conditions satisfactory to the Administrative Agent;

              (c) loans and advances by the Company and its Subsidiaries to their employees in the ordinary course of its business not exceeding $100,000 in the aggregate at any one time outstanding;

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              (d)  investments by the Company in the Receivables
Subsidiary to the extent contemplated in the Receivables Program
Documents as in effect on the Closing Date;

              (e)  evidences of Indebtedness issued by the
purchaser of assets and received by the Company or any of its Subsidiaries in connection with asset sales permitted by Section
6.5(d);

              (f) extensions of credit to the customers of the Company or its Subsidiaries in the ordinary course of the business of the Company or such Subsidiary pursuant to the Company's credit card programs to enable such customers to purchase inventory from the Company or such Subsidiary;

              (g) the Company and its Subsidiaries may acquire and hold Cash Equivalents;

              (h)  Investments permitted under Section 6.4;

              (i) Investments by Anfly, Inc. in a money market account maintained at Wilmington Trust Company or such other financial institution acceptable to the Administrative Agent in an aggregate amount not to exceed $2,500,000 at any one time; provided that the amount in such account may be in an amount up to $13,000,000 for up to one week on up to four separate occasions in each fiscal year; and

              (j)  other Investments by the Company not to
exceed $2,500,000 in any fiscal year of the Company.

         6.8 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, other than on terms and conditions substantially as favorable to the Company or such Subsidiary as would be obtainable at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

         6.9 Limitation on Voluntary Payments and Modifications of Certain Documents. The Company shall not, and shall not permit any of its Subsidiaries to, (a) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of any Indebtedness other than the Indebtedness hereunder and under the other Loan Documents, (b) amend, modify or supplement, or permit the amendment, modification or supplementation of, any provision of the Receivables Program Documents, the effect of which is to

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permit the amount outstanding thereunder to exceed $150,000,000 or (c) resign as servicer under the Receivables Program Documents unless such resignation occurs in connection with the assignment of the servicing duties to an Affiliate of the Company.

         6.10 Changes in Business. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any business which is substantially different from that conducted by the Company or such Subsidiary, as the case may be, on the Closing Date.

         6.11 Certain Restrictions. The Company shall not, and shall not permit any of its Subsidiaries or any Person controlling the Company to, enter into any agreement (other than the Transaction Documents and agreements evidencing Indebtedness outstanding on the Closing Date, in each case as in effect on the Closing Date) which restricts the ability of the Company or any of its Subsidiaries to (a) enter into amendments, modifications or waivers of the Loan Documents, (b) sell, transfer or otherwise dispose of its assets, (c) create, incur, assume or suffer to exist any Lien upon any of its property, (d) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness, or (e) pay any Dividend, provided that Capital Leases or agreements governing purchase money Indebtedness which contain restrictions of the types referred to in clauses (b) or (c) with respect to the property covered thereby shall be permitted.

         6.12 Sales and Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired,
(a) which the Company or such Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (b) which the Company or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or such Subsidiary to any other Person in connection with such Lease; provided that the restrictions of this Section 6.12 shall not apply to any sale and leaseback transaction that the Company may enter into with the City of Philadelphia with respect to the Island Avenue Distribution Facility.

         6.13 Plans. The Company shall not, nor shall it permit any member of its ERISA Controlled Group to, take any action which would increase the aggregate present value of the Unfunded Benefit Liabilities under all Plans to an amount in excess of $5,000,000.

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         6.14  Limitation on Dispositions of Subsidiary Stock.
The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of, or in the case of the Company, issue or permit any of its Subsidiaries to issue to any other Person, any shares of capital stock or other equity securities of (or warrants, rights or options to acquire shares or other equity securities of) any of their Subsidiaries except (i) to qualify directors if and to the extent required by applicable law, (ii) to the Company or any other wholly-owned Subsidiary and (iii) sales of equity securities pursuant to the Receivables Program as in effect on the date hereof.

         6.15 Fiscal Year; Fiscal Quarter. The Company shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or any of its fiscal quarters.


                       SECTION 7.  EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:

              (a) Failure to Make Payments. The Company shall fail to pay any principal of any Note or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on any Note, or any other amount payable hereunder or thereunder (including without limitation any fees), within five (5) days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

              (b) Breach of Representation and Warranty. Any representation or warranty made or deemed made by the Company herein or which is contained in any certificate or financial statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

              (c)  Breach of Covenants.

                   (i)  The Company shall default in the
observance or performance of any agreement contained in Section
5.1(g), 5.5, or Section 6 of this Agreement; or

                  (ii)  The Company shall default in the
observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a), (b) and (c)(i) of this Section 7), and such default shall continue unremedied for a period of 30 days; or

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                 (iii)  The Company shall fail to perform or
observe any agreement, covenant or obligation arising under any provision of the Loan Documents other than this Agreement, which failure shall continue after the end of the applicable grace period, if any, provided therein; or

              (d) Default Under Other Agreements. The Company or any Subsidiary thereof shall (i) default in the payment of any principal of or interest on or any other amount payable on any Indebtedness (other than under the Loan Documents) or in the payment of any Contingent Obligation (other than under the Loan Documents), beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created and the aggregate amount of such Indebtedness and/or Contingent Obligations in respect of which such default or defaults shall have occurred is at least $5,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due and payable prior to its stated maturity or such Contingent Obligation to become payable; or

              (e)  Receivables Program.  The occurrence of any
Liquidation Event under the Receivables Program Documents that causes the Purchase Termination Date to occur (as such terms are defined in the Receivables Program Documents); or

              (f) Change of Control. A Change of Control shall have occurred; or

              (g) Judgments. One or more judgments or decrees in an aggregate amount of $5,000,000 or more shall be entered by a court or courts of competent jurisdiction against the Company and/or its Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; or

              (h)  Environmental Matters.  (i) Any Environmental
Claim shall have been asserted against the Company or any of its

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Subsidiaries or any Environmental Affiliate thereof which, if determined adversely, could be reasonably expected to have a Material Adverse Effect, or (ii) the Company or any of its Subsidiaries or Environmental Affiliates shall have failed to obtain any Environmental Approval necessary for the management, use, control, ownership, or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, in each case, if the existence of such condition could be reasonably expected to have a Material Adverse Effect; or

              (i) Bankruptcy, etc. (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or
(iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, satisfied, or stayed or bonded pending appeal within 60 days from the entry thereof; or
(iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they generally become due; or

              (j) ERISA. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a

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trustee shall be appointed, to administer or to terminate, any
Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any other event or condition shall occur or exist in regard to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

              (k) Revolver Clean-Up. Between December 15 of each year and the following May 15 there shall not be a period of at least thirty (30) consecutive days where there shall be no Loans outstanding;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (i) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by written notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with such consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by written notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

         With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Company hereby grants to the Administrative Agent, for the benefit of each Issuing Bank, the L/C Participants and

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the Banks, a security interest in such cash collateral to secure all obligations of the Company under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Company hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral accounts shall be returned to the Company. The Company shall execute and deliver to the Administrative Agent, for the account of each Issuing Bank and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

         Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

         Upon an Event of Default, each of the Company and its Subsidiaries shall permit any designated representative or representatives of the Administrative Agent, including, but not limited to, environmental consultants or other professionals, upon reasonable notice to Company or its Subsidiaries, to enter any property owned or operated by the Company or its Subsidiaries for the purpose of conducting an environmental investigation of said property. Said investigations may include, but not be limited to, testing the integrity of underground storage tanks; taking soil and groundwater borings and samples; testing for the presence of radon; and collecting samples to test for the presence of asbestos. The Company shall reimburse Administrative Agent for all reasonable costs and expenses incurred in connection with any investigation conducted hereunder.


                          SECTION 8.  THE AGENTS

         8.1 Appointment. Each Bank hereby irrevocably designates and appoints PNC as the Administrative Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes PNC, as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the

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

contrary elsewhere in this Agreement and the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. PNC agrees to act as the Administrative Agent on behalf of the Banks to the extent provided in this Agreement and the other Loan Documents.

         8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to engage and pay for the advice and services of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to the Banks for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

         8.3  Exculpatory Provisions.  Neither the
Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement and the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or the other Loan Documents or for any failure of the Company to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Company.

         8.4  Reliance by Administrative Agent.  The
Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel

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

(including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the other Loan Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

         8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

         8.6 Non-Reliance on Administrative Agent and Other Banks. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company

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

and made its own decision to make its Loans hereunder, issue or participate in Letters of Credit hereunder and enter into this Agreement and the other Loan Documents. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         8.7 Indemnification. The Banks agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation, if any, of the Company to do so), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Notes and all other amounts payable hereunder.

         8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the

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Administrative Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms "Bank" and "Banks" shall include the Administrative Agent in its individual capacity.

         8.9  Successor Administrative Agent.  The
Administrative Agent may resign as Administrative Agent upon 30 days' written notice to the Banks and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks, which appointment shall be subject to the approval of the Company (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

         8.10 Beneficiaries. Except as expressly provided herein, the provisions of this Section 8 are solely for the benefit of the Administrative Agent and the Banks, and the Company shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Company.

         8.11 Co-Agents. The Co-Agents, in such capacities, shall have no duties or responsibilities under this Agreement or the other Loan Documents, and shall, in such capacities, have no liability to any Bank for any actions taken in connection with the Loan Documents.


                         SECTION 9.  MISCELLANEOUS

         9.1 Amendments and Waivers. Neither this Agreement, any Note, nor any terms hereof of thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Required Banks, the Administrative Agent and the Company may, from time to

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

time, enter into written amendments, supplements or modifications hereto and to the Notes for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly or indirectly (a) reduce the amount or extend the maturity of any Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Bank hereunder (including the Issuing Banks) or extend the time for payment of the same, or change the amount of any Bank's Commitment, or amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, the Notes and the other Loan Documents, in each case without the written consent of all the Banks, or (b) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Administrative Agent, the Co-Agents and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Agents shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received during normal business hours, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in
Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

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

    The Company:        Strawbridge & Clothier
                        801 Market Street
                        Philadelphia, PA  19107
                        Attention:  Steven L. Strawbridge
                        Telecopy:  (215) 629-6833

    The Administrative
      Agent:            PNC Bank, National Association
                        Broad and Chestnut Streets
                        Philadelphia, Pennsylvania  19110
                        Attention:  H. Todd Dissinger
                        Telecopy:  (215) 585-6037

    with a copy to:     PNC Bank, National Association
                        Multibank Loan Administration
                        19th Floor
                        One PNC Plaza
                        Pittsburgh, Pennsylvania  15265
                        Attention:  Arlene Ohler
                        Telecopy:  412-762-8672;

provided that any notice, request or demand to or upon the Administrative Agent or the Banks pursuant to Sections 2.2, 2.3,
2.7, 2.18, 2.19 and 2.26 shall not be effective until received.

         9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

         9.5  Payment of Expenses and Taxes.  The Company agrees
(a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation, execution, delivery and syndication of, and any actual or proposed amendment, supplement, modification or consent to, this Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith, and the consummation of the transactions contemplated

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

hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the fees and expenses for title and lien searches, (b) to pay or reimburse each Bank and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preservation of rights under, or enforcement of any rights under, this Agreement, the Notes, the other Loan Documents and any other documents entered into in connection herewith or therewith, including, without limitation, reasonable fees and disbursements of counsel to each of the Administrative Agent and the Banks, and (c) to pay, indemnify, and hold each Bank and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any (other than Taxes expressly excluded from the definition of Taxes in Section 2.22 and Taxes for which the Company has no liability under Section 2.22(c)) which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Bank and the Administrative Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Company shall have no obligation hereunder to the Administrative Agent or any Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Bank. The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder.

         9.6 Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Company, the Administrative Agent or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Company may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Bank.

              (b) Each Bank may, in accordance with applicable law, sell to any Bank or Affiliate thereof and, with the consent of the Company (which consent shall not be unreasonably withheld)

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

and the Administrative Agent, to one or more banks or other financial institutions (each, a "Purchasing Bank") all or any part of its interests, rights and obligations under this Agreement, the Notes and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it and the Notes held by it); provided, however, that (i) so long as the Commitments are then in effect, such assignment shall be in an amount not less than $5,000,000 (or such lesser amount as the Company and the Administrative Agent shall agree in their sole discretion), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent and the Company for acceptance and recording by the Administrative Agent in the Register an Assignment and Acceptance, together with the Note or Notes subject to such assignment and a processing and recordation fee of $2,000 and (iii) each such assignment of Committed Loans or all or any portion of a Bank's Commitment shall be of a constant percentage of the assigning Bank's Commitment and Committed Loans then outstanding and (iv) no Competitive Loans may be assigned unless the Commitment shall have expired or been terminated. Upon acceptance and recording pursuant to paragraph
(e) of this subsection 9.6, from and after the effective date specified in an Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof,
(A) such Purchasing Bank shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement and the other Loan Documents, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.21, 2.22 and 2.23 (to the extent that such Bank's entitlement to such benefits arose out of such Bank's position as a Bank prior to the applicable assignment), as well as to any Facility Fees accrued for its account and not yet paid). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting amounts and percentages held by the Banks arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such assigning Bank under this Agreement, the Notes and the other Loan Documents. Notwithstanding any provision of this Section 9.6, the consent of the Company shall not be required for any assignment which occurs at any time when any Default or Event of Default shall have occurred and be continuing.

              (c) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the Purchasing Bank

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

thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Bank warrants that it is the legal and beneficial owner of the interest being assigned thereby, free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Company or any Subsidiary thereof or the performance or observance by the Company or any Subsidiary thereof of any of its obligations under this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
(iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such Purchasing Bank confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such Purchasing Bank will independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such Purchasing Bank appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such Purchasing Bank agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.22 to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Purchasing Bank's exemption from United States withholding taxes with respect to all payments to be made to the Purchasing Bank under this Agreement.

              (d) The Administrative Agent shall maintain at its offices in Philadelphia or Pittsburgh, Pennsylvania, a copy

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of each Assignment and Acceptance and the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank at any reasonable time and from time to time upon reasonable prior notice.

              (e)  Upon its receipt of a duly completed
Assignment and Acceptance executed by an assigning Bank and a Purchasing Bank (and in the case of a Purchasing Bank that is not then a Bank or an Affiliate thereof, by the Company and the Administrative Agent) together with the Note or Notes subject to such assignment and the processing and recordation fee referred to in paragraph (b) above, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give notice thereof to the Banks. Within five Business Days after receipt of written notice, the Company, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrender of the original Notes held by the assigning Bank
(A) a new Committed Note to the order of such Purchasing Bank in an amount equal to the Commitment assumed, (B) a new Competitive Note to the order of such Purchasing Bank in an amount equal to the Total Commitment then in effect and (C) if the assigning Bank has retained a Commitment, a new Committed Note to the order of such assignor in an amount equal to the Commitment retained by it. Such new Committed Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Committed Note(s); such new Notes shall be dated the date of the surrendered Notes which they replace and shall otherwise be in substantially the form of Exhibits B-1 and B-2, respectively. Canceled Notes shall be promptly returned to the Company.

              (f) Each Bank may without the consent of the Company or the Administrative Agent (except to the extent provided below) sell participations to one or more banks or other entities (each a "Participant") in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Loan Documents, provided, however, that (i) such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes under this Agreement and the other Loan

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

Documents, (iv) the Company, the Banks and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents, (v) in any proceeding under the Bankruptcy Code such Bank shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Bank, whether for its own account or for the account of any Participant, (vi) such Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or the Note or Notes held by such Bank or any other Loan Document, other than any such amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest and which is described in subsection 9.1(a) hereof.

              (g) If amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that in purchasing such participation such Participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in Section 9.8. The Company also agrees that each Participant shall be entitled to the benefits of Sections 2.21, 2.22, 2.23 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the assigning Bank would have been entitled to receive in respect of the amount of the participation transferred by such assigning Bank to such Participant had no such transfer occurred.

              (h) If any Participant is organized under the laws of any jurisdiction other than the United States or any state thereof, the assigning Bank, concurrently with the sale of a participating interest to such Participant, shall cause such Participant (i) to represent to the assigning Bank (for the benefit of the assigning Bank, the other Banks, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the assigning Bank with respect to any payments to be made to such Participant in respect of its participation in the Loans and (ii) to agree (for the benefit of the assigning Bank, the other Banks, the Administrative Agent and the Company) that it will deliver the tax forms and other documents required to be delivered pursuant to Section 2.22 and comply from time to time with all applicable

U.S. laws and regulations with respect to withholding tax exemptions.

              (i) Any Bank may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release a Bank from any of its obligations hereunder.

         9.7  Confidentiality; Disclosure of Information.
Unless otherwise consented to by the Company in writing, each of the Banks and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement; provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for any Bank or the Administrative Agent, (c) to bank examiners, auditors or accountants, (d) to the Administrative Agent or any other Bank, (e) in connection with any litigation to which any one or more of the Banks or the Administrative Agent is a party and (f) to any Participant or Purchasing Bank (or prospective Participant or Purchasing Bank) so long as such Participant or Purchasing Bank (or prospective Participant or Purchasing Bank) agrees in writing to comply with the requirements of this section.

         9.8 Adjustments; Set-off. (a) If any Bank (a "benefitted Bank") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 7(i), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank's Loans or the Reimbursement Obligations owing to it, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Loan, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another

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

Bank's Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

              (b) In addition to any rights and remedies, of the Banks provided by law, upon the occurrence and during the continuance of an Event of Default, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank to or for the credit or the account of the Company. Each Bank agrees promptly to notify the Company and the Administrative Agent in writing after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and each of the Banks.

         9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.11 Integration. This Agreement represents the agreement of the Company, the Agents and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agents or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         9.12  GOVERNING LAW.  THIS AGREEMENT AND THE NOTES AND
THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT

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

AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED
IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

         9.13 Submission To Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

              (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the Notes, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

              (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

              (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

              (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         9.14  Acknowledgements.  The Company hereby
acknowledges that:

              (a)  it has been advised by counsel in the
negotiation, execution, delivery of this Agreement, the Notes and the other Loan Documents;

              (b)  neither the Administrative Agent, the
Co-Agents nor any Bank has any fiduciary relationship to the Company solely by reason of or arising from this Agreement, and the relationship hereunder between Administrative Agent, the Co-Agents and the Banks, on one hand, and the Company, on the other hand, is solely that of debtor and creditor; and

              (c) no joint venture exists among the Banks or among the Company and the Banks.

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

         9.15 Limitation of Liability. No claim may be made by the Company, any Subsidiary thereof or any other Person against the Administrative Agent, the Co-Agents, any Bank, or the Affiliates, directors, officers, employees, attorneys or agent of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, the other Loan Documents or any other transactions (including the other Transactions), or any act, omission or event occurring in connection therewith; and each of the Company and its Subsidiaries hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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

         9.16  WAIVERS OF JURY TRIAL.  THE COMPANY, THE
ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR
PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES AND FOR ANY
MANDATORY COUNTERCLAIM THEREIN.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Philadelphia, Pennsylvania by their proper and duly authorized officers as of the day and year first above written.


                                 STRAWBRIDGE & CLOTHIER

                                 By  /s/ Steven L. Strawbridge
                                     -----------------------------------------
                                   Title:  Vice President,
                                            Secretary, Treasurer


                                 PNC BANK, NATIONAL ASSOCIATION,
                                   as Administrative Agent and
                                   as a Bank


                                 By  /s/ H. Todd Dissinger
                                     -----------------------------------------
                                   Title:  Vice President


                                 CORESTATES BANK, N.A.,
                                   as Co-Agent and as a Bank


                                 By  /s/ James A. Bennett
                                     -----------------------------------------
                                   Title:  Senior Vice President


                                 FIRST FIDELITY BANK, N.A.,
                                   as Co-Agent and as a Bank


                                 By  /s/ Wynelle Farlow
                                     -----------------------------------------
                                   Title:  Vice President

                                 MELLON BANK, N.A.


                                 By  /s/ Donald G. Cassidy, Jr.
                                     -----------------------------------------
                                   Title:  First Vice President

                                     S-2